UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Argan, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Church Street

Suite 201

Rockville, MD 20850

301-315-0027

fax 301-315-0064

www.arganinc.com

May 6, 2021

To Our Stockholders:

You are cordially invited to attend our 2021 Annual Meeting of Stockholders to be held on Thursday June 24, 2021, at 11:00 a.m., local time, in Room #104 of the building where our offices are located, One Church Street, Rockville, Maryland 20850. The matters to be acted upon at the meeting are described in detail in the accompanying notice of annual meeting of stockholders and proxy statement.

As allowed by the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders primarily over the Internet again this year. Since its introduction, we believe that this delivery method, referred to as “Notice and Access,” has been successful in providing stockholders with efficient access to proxy materials which has resulted in the accurate and timely tabulation of votes. Use of this method lowers the costs of our annual meeting considerably and significantly reduces the amount of paper used to print proxy materials. On or about May 13, 2021, we will begin to provide our stockholders with a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions for accessing our 2021 Proxy Statement and 2021 Annual Report and for voting online. The Notice also includes instructions for requesting printed paper copies of the proxy materials, including the notice of annual meeting, the proxy statement, the annual report and the proxy card, should you desire to obtain hard copies.

Even if you do not plan to attend the meeting, your vote is important and we encourage you to review our proxy materials and promptly cast your vote. For those stockholders who access the proxy materials over the Internet, we ask that you vote your shares over the Internet as well, by following the instructions that will be provided to you. Alternatively, if you requested or received a printed paper copy of the proxy materials by mail, you may vote your shares over the Internet, or you may sign, date and return the proxy card by mail in the envelope provided. Instructions regarding the two methods of voting are contained in the Notice and the proxy card.

As described in the accompanying 2021 Proxy Statement, our Board of Directors has approved the matters included in the proposals presented there, and believes that they are fair to, and in the best interests of, our stockholders. Thank you for your continued support of Argan, Inc., and I look forward to seeing you on June 24th.

Very truly yours,

/s/ Rainer H. Bosselmann Rainer H. Bosselmann
Chief Executive Officer

Notice of

Annual Meeting of Stockholders

to Be Held on Thursday, June 24, 2021

Our 2021 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on June 24, 2021, at 11:00 a.m., local time, at One Church Street, Room #104, Rockville, Maryland 20850, for the following purposes:

1.	To elect nine directors to our Board of Directors, each to serve until our 2022 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal;
2.	To hold a non-binding advisory vote on our executive compensation (the “say-on-pay” vote);
3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2022; and
4.	To transact any other business that may properly come before the 2021 Annual Meeting of Stockholders or any adjournment or postponement of the meeting.

These items of business are more fully described in the accompanying proxy statement. Only stockholders of record at the close of business on April 30, 2021 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, please cast your vote via either the Internet or mail before the Annual Meeting so that your shares will be represented at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ David H. Watson David H. Watson
Corporate Secretary

Rockville, Maryland

May 6, 2021

Argan, Inc.

Proxy Statement

May 6, 2021

The accompanying proxy is solicited on behalf of the Board of Directors (or the “Board”) of Argan, Inc., a Delaware corporation (referred to herein as “Argan” or the “Company”), for use at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 24, 2021, at 11:00 a.m., local time, One Church Street, Room #104, Rockville, Maryland 20850. This proxy statement for the Annual Meeting (the “Proxy Statement”) and the accompanying proxy card are being made available to stockholders of record on April 30, 2021, starting on or about May 13, 2021. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2021 (the “Annual Report”) accompanies the Proxy Statement. At the Annual Meeting, stockholders will be asked to consider and vote upon the following three matters, and to transact any other business that may properly arise.

1.	The election of nine directors to our Board, each to serve until our 2022 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal;
2.	The non-binding advisory approval of our executive compensation (the “say-on-pay” vote);
3.	The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2022 (“Fiscal 2022”).

If a proxy is properly executed and returned to the Company via either the Internet or mail in time for the Annual Meeting and is not revoked prior to the time it is exercised, the shares represented by the proxy will be voted in accordance with the directions specified therein for the matters listed on the proxy card. Unless the proxy specifies that it is to be voted against or is an abstention on a listed matter, proxies will be voted “FOR” the election to our Board of each of the nine nominees identified in Proposal No. 1; “FOR” Proposals No. 2 and No. 3; and otherwise in the discretion of the proxy holders as to any other matter that may be properly brought before the Annual Meeting.

INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

Internet Availability of Proxy Materials

As permitted by rules of the Securities and Exchange Commission (the “SEC”), we are making our proxy materials available to our stockholders primarily via the Internet, rather than by mailing printed copies of these materials to each stockholder. We believe that this electronic delivery method expedites the delivery of proxy materials and the tabulation of votes, lowers the costs of the Annual Meeting and conserves paper.

On or about May 13, 2021, we will begin mailing to each stockholder (other than those who previously requested electronic delivery of all materials or previously elected to receive a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice includes instructions for stockholders to follow in accessing and reviewing the proxy materials on the Internet, including the Proxy Statement and the Annual Report, and for accessing an electronic proxy card to vote on the Internet. The Notice also contains instructions for stockholders to follow for requesting paper copies of the proxy materials. Even if you receive a Notice by mail, you will not receive printed copies of the proxy materials unless you request that they be mailed to you. If you receive a Notice by mail and would like to obtain printed copies of our proxy materials, please follow the corresponding instructions for requesting them that are included in the Notice.

If the shares you own are held in “street name” by a banking or brokerage firm, that firm should provide you with a Notice. Please follow the instructions on that Notice to access our proxy materials and to vote online, or to request paper copies of our proxy materials. If you receive our proxy materials in paper form, the materials should include a voting card that you should use to instruct your broker, bank or other holder of record how to vote your shares.

Voting

Each stockholder is entitled to one vote for each share of common stock of Argan, Inc. (the “Common Stock”) that the stockholder owns as of April 30, 2021 with respect to all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes for the election of directors.

Record Date

Only stockholders of record at the close of business (5:00 p.m. EDT) on April 30, 2021 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. For information regarding holders of more than 5% of the outstanding Common Stock, see the “Principal Stockholders” chart included herein.

Outstanding Shares

At the close of business on the Record Date, April 30, 2021, there were 15,766,107 shares of Common Stock outstanding. The closing price of our Common Stock on the Record Date, as reported by the New York Stock Exchange (“NYSE”), was $50.15 per share.

List of Stockholders

A list of the Company’s registered stockholders as of the Record Date will be available for inspection at the Company’s corporate headquarters, located at One Church Street, Suite 201, Rockville, Maryland 20850, during normal business hours during the ten-day period immediately prior to the Annual Meeting.

Quorum; Effect of Abstentions and “Broker Non-Votes”

A majority of the outstanding shares of Common Stock on the Record Date that are owed by stockholders in attendance at the Annual Meeting or that are represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Stockholders may indicate on their proxy cards that they wish to abstain from voting, including broker firms holding customer shares of record that cause abstentions to be recorded. Shares represented by the abstaining parties will be considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be counted in determining the outcome of any of the proposals.

If a beneficial owner of shares that are held by a broker does not provide a proxy to the broker with voting selections, the broker has authority under rules of the NYSE to vote such shares for or against “routine” matters, such as the ratification of Grant Thornton LLP as our independent registered public accountants. If brokers vote shares that are not voted by their beneficial owner customers for or against “routine” proposals, these shares are counted for the purpose of determining the outcome of such “routine” proposals. Brokers cannot vote such shares on behalf of their customers on “non-routine” proposals.

“Broker non-votes” occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker holding shares in street name for the beneficial owner thereof does not receive voting instructions from the beneficial owner, and (2) the broker lacks discretionary authority to vote the shares. Banks and brokers cannot vote on behalf of beneficial owners on “non-routine” proposals without appropriate voting instructions and discretionary authority. Therefore, broker non-votes are not counted for the purpose of determining whether stockholders have approved non-routine matters.

The rules of the NYSE do not grant discretionary authority to brokers to vote on the election of directors or on any proposal to approve the compensation of named executive officers. Therefore, if you hold your shares of Common Stock in street name and do not provide voting instructions to your broker, your shares will not be voted on these matters.

We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted in these matters. Please follow the guidance set forth in the Notice provided by your bank or broker for instructing them on how to vote your shares.

Voting Rights; Required Vote

The effects of broker non-votes and abstentions (i.e. if you or your broker mark “ABSTAIN” on a proxy card) on the tabulation of votes for each proposal are described below. Holders of Common Stock are entitled to one vote for each share held as of the Record Date. The votes required to approve each proposal are as follows:

●	Election of Directors. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors which is considered a “non-routine” matter. Abstentions and broker non-votes will not be counted in determining the number of votes that any director receives.
●	The Say-on-Pay Vote. As this matter is considered “non-routine,” approval of the say-on-pay proposal requires the affirmative votes by holders of at least a majority of the shares of Common Stock who attend the Annual Meeting in person or are represented at the Annual Meeting by authorized proxy. Abstentions will have the effects of votes against this proposal because approval in this case requires the affirmative vote of the majority of the shares with the right to be voted on the matter. Broker non-votes will not be taken into account in determining the outcome of the vote on this proposal.
●	Ratification of Accountants. Approval of this proposal, which is considered to be “routine,” requires the affirmative vote by holders of at least a majority of the shares of Common Stock who attend the Annual Meeting in person, or are represented at the Annual Meeting by proxy. Brokers and banks that do not receive voting instructions from their beneficial owners but that do have discretionary authority to votes such shares, may vote the shares on this matter. Abstentions will have the effect of a vote against this proposal for the same reason as explained in the previous paragraph.

Proxies solicited by our Board of Directors will be voted in accordance with the directions given therein. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Where no instructions are indicated, proxies so received will be voted in accordance with the recommendations of the Board of Directors with respect to the proposals described herein. Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the Annual Meeting and will be counted as present for purposes of determining whether a quorum is present. The inspector of elections will treat broker non-votes as present and entitled to vote for purposes of determining whether a quorum is present.

Our currently serving Named Executive Officers (see the “Executive Compensation Discussion and Analysis” section in this Proxy Statement) and the members of our Board of Directors will vote the shares of Common Stock beneficially owned or controlled by them (representing approximately 4.6% of the shares of Common Stock issued and outstanding as of April 30, 2021, excluding the number of shares relating to stock options deemed exercisable) “FOR” the election to our Board of each of the nine nominees identified in Proposal No. 1; in favor of Proposals No. 2 and No. 3; and otherwise in their discretion.

Voting of Proxies

If you complete and return a proxy pursuant to the appropriate instructions, it will be voted in accordance with the specifications made on the proxy card. If no specification is made on a submitted proxy, the shares represented by the proxy will be voted “FOR” the election to the Board of Directors of each of the nine nominees named on the proxy card; “FOR” Proposals No. 2 and No. 3; and otherwise at the discretion of the proxy holders for any other matter that may be properly brought before the Annual Meeting.

If you attend the Annual Meeting, you may also vote in person, and any previously submitted votes will be superseded by the vote you cast in person at the Annual Meeting.

Adjournment of Meeting

If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting.

Expenses of Soliciting Proxies

We will ask that brokers, custodians, nominees and other record holders of our Common Stock provide a Notice to each person for whom they hold shares, make available or mail copies of the proxy cards and other soliciting materials to each such person and request authority for the exercise of proxies. We may reimburse brokers, nominees and other fiduciaries for their reasonable expenses in providing proxy materials to beneficial owners.

The other expenses of solicitation, including the costs of printing and mailing proxy materials, will be paid by us. We and/or our agents may solicit proxies by mail, telephone, telegraph, facsimile, e-mail or in person. We do intend to use the proxy solicitation services of MacKenzie Partners, Inc. at an estimated cost to us of $18,500 plus out-of-pocket expenses.

Revocability of Proxies

Any person submitting a proxy via the Internet, telephone or mail has the power to revoke it at any time before it is voted. A proxy may be revoked by submitting a properly completed proxy with a later date, by delivering a written notice of revocation to Continental Stock Transfer & Trust Company (our stock transfer agent) at 1 State Street, New York, New York 10004 or to the Corporate Secretary at Argan, Inc., One Church Street, Suite 201, Rockville, Maryland 20850, or by attending the Annual Meeting and voting in person.

The mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if shares owed by a stockholder are held of record by a broker, bank or other nominee and that stockholder wishes to vote in person at the meeting, the stockholder must bring to the Annual Meeting a letter from the holder of record confirming the stockholder’s beneficial ownership of the Common Stock and providing the stockholder with a proxy to vote the shares at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The members of our Board of Directors are elected annually and hold office until the next annual meeting of stockholders and until their successors have been elected and shall have been qualified. Vacancies and newly-created directorships resulting from any increase in the number of authorized directors may be filled by a majority vote of the directors then in office.

At the Annual Meeting, our stockholders are being asked to elect nine individuals to our Board of Directors, all of whom currently serve in that capacity. Unless a stockholder withholds authority, the holders of proxies representing shares of Common Stock will vote “FOR” the election of each of the nominees listed below.

Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or for good cause will not serve as a member of our Board of Directors. However, if a nominee shall be unavailable for any reason, then the proxies may be voted for the election of such person as may be recommended by the Board of Directors.

Directors/Nominees

The names of the nominees, their ages as of April 30, 2021, and certain other information about them are set forth below:

Name	Age	Position
Rainer H. Bosselmann	78	Chairman of the Board
Cynthia A. Flanders	66	Director
Peter W. Getsinger	69	Director
William F. Griffin, Jr.	66	Director
John R. Jeffrey, Jr.	67	Director
Mano S. Koilpillai	60	Director
William F. Leimkuhler	69	Director
W.G. Champion Mitchell	74	Director
James W. Quinn	63	Director

Rainer H. Bosselmann. Mr. Bosselmann has been a director and Chairman of the Board of Directors since May 2003 and our Chief Executive Officer (our “CEO”) since October 2003. Mr. Bosselmann was a director and Vice Chairman of the Board from January 2003 to May 2003. Mr. Bosselmann was chairman of the board, chief executive officer and a director of Arguss Communications, Inc. (“Arguss”), a telecommunications infrastructure company listed on the NYSE, from 1996 through 2002 and president of Arguss from 1997 through 2002. Mr. Bosselmann served as a director of The Roberts Company, formerly a privately owned firm, from 2008 until December 2015 when it was acquired by us.

Mr. Bosselmann’s experience positions him to share his extensive knowledge of the Company with the Board during its deliberations, including its history and development, and to provide critical continuity. As chief executive officer of Arguss and then the Company, he has developed substantial expertise in managing public companies with diverse and remotely-located business operations, and in identifying, executing and integrating acquisitions. He possesses the leadership skills that are important to the Board of Directors and the Company.

Cynthia A. Flanders. Ms. Flanders has been a member of our Board of Directors since April 2009 and was our chief financial officer during the calendar year 2015. During the year ended January 31, 2019, the Board membership of Ms. Flanders was restored to “independent” pursuant to the requirements of the NYSE. Ms. Flanders currently serves as a member of the board of directors of Congressional Bank, a privately-held community bank serving the Washington, D.C. metropolitan area. Since October 2013, she has served as a senior advisor for Verit Advisors LLC, an independent investment bank advisory firm that specializes in ESOPs and other ownership transitions. From 1975 through 2009, Ms. Flanders held a series of positions of increasing responsibility with Bank of America and its predecessor organizations (the “Bank”). Ultimately, she served as the Global Commercial Banking Executive for the Bank’s Mid-Atlantic region overseeing eight commercial banking markets and over 80 client teams delivering a full array of financial services to over 6,000 small, middle market and micro-cap clients in the region.

With her long banking and management career, Ms. Flanders brings to the Board her considerable experience in executive management and strategic planning, as well as expertise in financial analysis, capital structuring and due diligence investigations. Her many years of lending to businesses in the mid-Atlantic region of the United States have provided her with a unique understanding of our business and the construction industry. In addition, she represents an important resource for consultation regarding commercial banking matters.

Peter W. Getsinger. Mr. Getsinger has been a member of our Board of Directors since his appointment in November 2014. Mr. Getsinger retired in 2018 from Nexstar Capital Partners LLC (a SEC registered firm), a firm that he founded in 2004 as an alternative investment management firm focused on investing in emerging markets with a primary concentration in Latin America, where he was managing partner and chief investment officer. The firm received its initial investment capital from the Griswold family, formerly the controlling shareholders of the Alex Brown investment banking firm of Baltimore. In 2005, his firm acquired an ownership interest in Electro Dunas S.A. (“Dunas,” an electricity distributor servicing the southwest of Peru and one of four privatized distribution companies in that country). Mr. Getsinger served as a board member of Dunas until 2016. From 2012 to 2014, he was chairman of its board of directors.

Prior to forming Nexstar, Mr. Getsinger was head of global investment banking for Latin America at Deutsche Bank. He held the same role at Bankers Trust Company in addition to running the global project finance business. He previously served as the senior vice president and head of fixed income sales for the United Kingdom, continental Europe, and the Middle East at Lehman Brothers. Mr. Getsinger is also a former director and owner of GPU Argentina Holdings, Inc.

Mr. Getsinger brings a significant amount of business experience to our Board along with deep financial and diverse banking expertise. Because of his experience with Dunas, he provides additional power industry knowledge. Mr. Getsinger has a strong background in international markets and his leadership in providing global investment banking services is valuable to us in matters relating to strategic planning and potential overseas expansion.

William F. Griffin, Jr. Mr. Griffin was appointed to the Board of Directors in April 2012. He is a co-founder of Gemma Power Systems, LLC (“Gemma”) which was acquired by Argan in December 2006 along with its affiliated companies. Mr. Griffin is a veteran of power plant construction with over 38 years of related experience. On November 15, 2019, Mr. Griffin reached agreement with the Company on the terms of the change in his role at Gemma. He now holds the position of Non-Executive Chairman of Gemma. The change in his role was an important step in the leadership transition that was planned to occur at Gemma. Mr. Griffin served as Vice Chairman of Gemma from November 2007 to November 2019 and as Chief Executive Officer of Gemma from September 2008 to November 2019. From September 2008 to January 2009 and from November 2017 to July 2018, he was also President of Gemma. Under Mr. Griffin’s leadership, Gemma grew to become one of the nation’s leading providers of engineering, procurement and construction services to the power generation market.

Mr. Griffin has significant senior executive experience in the energy-related construction sector. Based on his long length of service as the leader of our most important operating company, Mr. Griffin contributes an in-depth understanding of our business that may not be easily attainable by an outside member of our Board. Based on the extent of his experience, the Board of Directors benefits from Mr. Griffin making important contributions to its decision making regarding our strategic direction, our commitment to certain business development efforts, the identification of future construction project opportunities and project execution.

John R. Jeffrey, Jr. Mr. Jeffrey has been a member of our Board of Directors since June 2017. Mr. Jeffrey accumulated 40 years of experience with Deloitte & Touche LLP (“Deloitte”), which included 30 years as a partner serving several of Deloitte’s largest audit clients, before retiring in 2017. Mr. Jeffrey was Managing Partner of Deloitte’s Global Japanese Services Group from 2003 to 2015. Mr. Jeffrey was a member of Deloitte’s United States Chairman and CEO Nominating Committee in 2010. Currently, Mr. Jeffrey serves as the treasurer and board member of two non-profit entities based in New York offering educational and enrichment programs dedicated to improving the education of children.

Mr. Jeffrey provides our Board with significant expertise in the areas of public accounting, risk management, mergers and acquisitions, and related regulatory matters, which he developed over a long career with Deloitte, a leading public accounting firm. He brings to the Board viable experience with operational and governance issues faced by complex organizations, including extensive international expertise. Mr. Jeffrey also brings to our Board valuable experience in dealing with long-term construction projects. Mr. Jeffrey is a certified public accountant with an active license.

Mano S. Koilpillai. Ms. Koilpillai was appointed to our Board of Directors in September 2019. Ms. Koilpillai has over 30 years of experience with Fortune 50 and private associations and corporations, including non-profit, international, consulting and government entities. In October 2020, she began service as the Chief Financial Officer of The Rural Broadband Association, which represents community-based telecommunications companies bringing robust, high-quality broadband access to rural and small-town America. Ms. Koilpillai is the founder of Dynamic Consulting and Accounting, LLC, and served as president and chief executive officer from September 2014 to October 2020. Additionally, from September 2012 until August 2014, she served as chief financial officer for Defenders of Wildlife, a non-profit organization. Previously, she also held positions with the National Women’s Law Center, the Internet Society and the Washington Scholarship Fund.

With her experience as a senior level financial executive with organizations of various sizes, complexity and industries, Ms. Koilpillai provides the Board with insights into the requirements for building high-performing finance teams and for maintaining optimum IT organization structures. She also provides the Board with good counsel regarding the implementation of process improvements, the mitigation of fraud risks and the installation of financial systems. Ms. Koilpillai is a certified public accountant

William F. Leimkuhler. Mr. Leimkuhler has been a member of our Board of Directors since June 2007. Currently, Mr. Leimkuhler serves as a vice president of Mutualink, Inc. (“Mutualink”), a privately owned provider of communications interoperability solutions for the public safety, homeland security and enterprise sectors. From November 2017 to January 31, 2021, Mr. Leinkuhler served as the chief financial officer of Mutualink. He has been the general counsel to Paice Corporation, a privately held developer of hybrid electric powertrains, since 1999. He also advises a number of technology-based companies on business, financial and legal matters.

From 1994 through 1999, he held various positions with Allen & Company LLC (“Allen”), a New York investment banking firm, initially serving as the firm’s general counsel. From 2012 to September 2019, Mr. Leimkuhler was a member of the board of directors of Northern Power Systems Corp. (TSX: NPS), which designed, manufactured and serviced wind turbines. He served as chairman of the board from December 2013. He also served on the audit and compensation committees of this board. Mr. Leimkuhler is also the lead director of U.S. Neurosurgical, Inc. (OTCBB: USNU).

The experience that Mr. Leimkuhler has developed as a legal executive with an investment banking firm, a securities law firm partner and a board and associated committee member for public companies makes him a valuable member of our Board. He is a respected source of legal guidance to the members of the executive management team and the members of our Board of Directors and provides special insight to them on matters relating to financial reporting and corporate governance requirements.

W.G. Champion Mitchell. Mr. Mitchell has been a member of our Board of Directors since October 2003. From January 2003 until March 2008, Mr. Mitchell was chairman of the board and chief executive officer of Network Solutions, Inc. which was engaged in the creation, marketing and management of digital identity and web presence products. Mr. Mitchell currently serves as a director of two privately-held companies, Direct Brands, Inc. and The 41st Parameter, Inc. He is also a member of the board of governors for RTI International, a leading independent, nonprofit research and development organization, and for the University of North Carolina system that controls all state-owned universities and operates the largest hospital system in the state.

Mr. Mitchell possesses business leadership skills which were honed as a former chief executive officer for a series of companies. This background makes him a valuable source of advice and consultation for the management team and the other members of the Board as we address the contemporary issues facing public companies today. His many years of experience as a corporate executive and his length of service on our Board provide him with a unique capability to assess the needs of the Board and to evaluate the value of potential Board members, with substantial insight into management, operational and financial matters, and with knowledge of market conditions and trends.

James W. Quinn. Mr. Quinn has been a member of our Board of Directors since May 2003. Mr. Quinn is currently a managing director of Allen. Since 1982, Mr. Quinn has served in various capacities at Allen and its affiliates, including head of the Corporate Syndicate Department and chief financial officer for approximately ten years. Mr. Quinn served as a director of Arguss from 1999 through 2002. He also serves as a director on the boards of several privately held companies in connection with Allen’s investment in the companies and of several charitable organizations.

Mr. Quinn’s experience with financial and investment banking matters at Allen and his terms of service on the boards of the Company and Arguss make him a valued member of our Board and well-qualified to be the Board’s lead independent director and chair of the Board’s Compensation Committee. His many years of experience allow him to counsel the Board on matters such as executive compensation, mergers and acquisitions, capital structure, financings and strategic planning and to provide insightful views on public company reporting matters and general business trends.

Composition of Board of Directors

The number of directors which shall constitute the whole Board of Directors shall be not less than four or more than ten. The nine current directors will stand for re-election at the Annual Meeting as described in this Proxy Statement.

Director Attendance at the Annual Meeting

All of our directors attended last year’s annual meeting in person or by teleconference, and we expect that all nine of the nominated directors will attend this year’s Annual Meeting in person or by teleconference.

Board of Directors Meetings and Committees

During the fiscal year ended January 31, 2021 (“Fiscal 2021”), the Board of Directors met four times and acted twice by unanimous written consent. All current Board members were present for the full Board and Committee meetings held during the year or participated by telephone conference.

Currently, the Board has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee. The Board also established the Environmental, Social and Governance (“ESG”) Steering Subcommittee, which is a subcommittee of the Nominating/Corporate Governance Committee. The functions of each of these committees and their members are specified below. The Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee each operate under written charters which were updated and affirmed by the Board in June 2020, in order to meet the requirements of the NYSE Listed Company Manual. These charters, as well as the written charter for the ESG Steering Subcommittee and the Board’s Governance Guidelines, are available on our website at www.arganinc.com.

The current members of the four standing committees and the recently created ESG Steering Subcommittee are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee	ESG Steering Subcommittee	Executive Committee
Rainer H. Bosselmann					Chairman
Cynthia A. Flanders	Member	Member
Peter W. Getsinger	Member			Member
John R. Jeffrey, Jr.	Chairman		Member
Mano S. Koilpillai			Member	Chairwoman
William F. Leimkuhler		Member		Member
W.G. Champion Mitchell			Chairman		Member
James W. Quinn		Chairman	Member		Member

The Board has determined that the following members of the Board are currently independent directors, as such term is defined in Section 303A of the NYSE Listed Company Manual:  Messrs. Jeffrey, Getsinger, Leimkuhler, Mitchell and Quinn; Ms. Flanders and Ms. Koilpillai. The independent directors meet from time to time in executive session without the other members.

Executive Committee. This committee is authorized to exercise the general powers of the Board in managing the business and affairs of the Company between meetings. The Executive Committee did not meet during Fiscal 2021.

Audit Committee. During Fiscal 2021, the Audit Committee met five times by telephone conference. All elected members participated in each one of these meetings. The members of the Audit Committee are all independent directors under applicable SEC and stock exchange rules. In addition, the Board of Directors has determined that at least one of the independent directors serving on the Audit Committee, Mr. Jeffrey, is an audit committee financial expert, as that term has been defined by Item 407 of the SEC’s Regulation S-K.

The original written charter of the Audit Committee was adopted in October 2003. As indicated above, the charter was most recently updated and approved by the Board in June 2020. The Audit Committee assists the full Board of Directors in its oversight responsibilities relating to the integrity of our published consolidated financial statements, our financial disclosure controls and our system of internal control over financial reporting. This group considers and approves the selection of, and approves the fee arrangements with, our independent registered public accountants.

The Audit Committee meets with members of management and representatives of our independent registered public accounting firm in order to review the overall plan for the annual independent audits including the scope of audit testing and any other factors that may impact the effectiveness of the audits. The Audit Committee discusses with management and the auditors our major financial and operating risks, the steps that management has taken to monitor and manage such exposures, the results of the quarterly reviews and annual audits and any other matters required to be communicated to the Audit Committee pursuant to the standards of the Public Company Accounting Oversight Board (United States). At the end of each of the first three quarters and subsequent to year-end, the members of the Audit Committee meet with management and the independent auditors to review the adequacy and accuracy of the information included in the applicable SEC filing, including the disclosures made in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of each filing.

The Audit Committee also meets with representatives of our internal auditing firm in order to review the scope of its annual audit plan and the results of its testing including the identification of any significant deficiencies or material weaknesses in the system of internal control over financial reporting and the discovery of any fraud regardless of materiality. The Committee oversees and periodically review the Company’s cybersecurity and related policies, controls and effectiveness assessments. In addition, the committee maintains our procedures covering the receipt, retention and treatment of complaints we receive regarding accounting, internal controls or auditing matters, and the confidential or anonymous submissions by employees expressing concerns regarding questionable accounting or auditing practices.

Compensation Committee. During Fiscal 2021, the members of the Compensation Committee formally met three times by telephone conference. All members participated in these meetings. Meetings are held primarily to evaluate the elements of compensation for our executive officers, and to make decisions regarding the approval of cash bonuses, the granting of options to purchase shares of our Common Stock and the awarding of restricted stock units. Each year, the Compensation Committee performs comprehensive shareholder outreach efforts. The overall purpose of this outreach is to improve our understanding of the perspectives that our shareholders have with respect to our compensation practices, and to evaluate and to address any concerns or feedback we receive, as described further in the “Executive Compensation Discussion and Analysis” section below.

At the meetings held during Fiscal 2021, the committee members evaluated the performance of the Company during the fiscal year ended January 31, 2020 (“Fiscal 2020”) and the performance of each officer considered a “Named Executive Officer” for Fiscal 2020. Based on the evaluations, the Compensation Committee approved the cash bonus and incentive cash awards for the Named Executive Officers in the amounts discussed in our 2020 Proxy Statement, approved the bonus pool amounts for Argan and each of the subsidiaries related to Fiscal 2020 and developed its recommendations for the stock awards that were approved by the independent directors of the full Board in April 2020.

Subsequent to the end of Fiscal 2021, the members of the Compensation Committee met to consider consolidated operating results for Fiscal 2021 and to understand the performance of each individual subsidiary operation for the year. As a result, the committee members 1) approved cash bonus pool amounts related to Fiscal 2021 for Gemma and the other companies comprising the Company’s consolidated group, 2) approved the deferred compensation awards for certain senior management members of Gemma (which did not include any award amounts for executives considered to be Named Executive Officers for Fiscal 2021), 3) approved the cash bonus and incentive cash awards described in the following paragraph for the Named Executive Officers in the amounts disclosed for Fiscal 2021 in the “Summary Compensation Table” included below, 4) approved a salary increase for Mr. Watson effective March 1, 2021, and 5) developed its recommendations for the stock awards that were approved by the independent directors of the full Board in April 2021.

The members of the Compensation Committee reviewed and approved the incentive compensation calculations for Fiscal 2021 that were made pursuant to the performance criteria established for the Co-Presidents of Gemma in their employment agreements which resulted in the payment of cash incentive compensation of $662,000 to each.

The committee review of the consolidated Company’s performance for Fiscal 2021 and of individual performance and achievements during the year also resulted in the payment of cash bonuses to Mr. Bosselmann, our CEO, and Mr. David H. Watson, our Chief Financial Officer (our “CFO”), in the amounts of $200,000 and $180,000, respectively.

The Compensation Committee recommended to the Board of Directors that it make awards to each of the Co-Presidents of time-based restricted stock units (“TRSUs”), renewable performance-based restricted stock units (“RRSUs”) and performance-based restricted stock units (“PRSUs”) covering 5,000 shares, up to 5,000 shares and up to 2,000 shares of Common Stock, respectively. The Compensation Committee recommended to the Board of Directors that it make awards to Mr. Bosselmann of TRSUs and PRSUs covering 12,500 shares of Common Stock and up to 25,000 shares of Common Stock, respectively, and that it make awards to Mr. Watson of TRSUs and PRSUs covering 10,000 shares of Common Stock and up to 20,000 shares of Common Stock, respectively.

Descriptions of each type of restricted stock award identified in this paragraph are included in the “Executive Compensation Discussion and Analysis” section of this 2021 Proxy Statement.

Finally, the Compensation recommended the awards to Mr. Bosselmann and Mr. Watson of non-qualified stock options (all with three-year vesting plans) to purchase 12,500 shares and 10,000 shares of our Common Stock, respectively.

In April 2021, the independent members of the Board made the equity-based awards recommended by the Compensation Committee and ratified the payments of the cash awards that were approved by the Compensation Committee and that are described above.

The written charter for the Compensation Committee, which was originally adopted in April 2004, was most recently reviewed and affirmed in June 2020. This committee is responsible for implementing and reviewing executive compensation plans, policies and programs in an effort to ensure the attraction and retention of executive officers in a reasonable and cost-effective manner, to motivate their performance in the achievement of our business objectives and to align the interests of executive officers with the long-term interests of our stockholders. To that end, it is the responsibility of the committee to develop and approve, periodically, a general compensation plan and salary structure for our executive officers that also considers business and financial objectives, industry and market pay practices and/or such other information as may be deemed appropriate.

It is the responsibility of the Compensation Committee to review and recommend for approval by the independent directors of the full Board the compensation (salary, bonus and other compensation) of our CEO, to review and approve the compensation (salary, bonus and other compensation) of our other Named Executive Officers and to review and approve perquisites offered to our Named Executive Officers. The Compensation Committee shall also review and approve corporate goals and objectives relevant to the compensation of our Named Executive Officers, evaluate performance in light of the goals and objectives, and review and approve all employment, retention and severance agreements for our Named Executive Officers.

The Compensation Committee acts on behalf of the Board of Directors in administering compensation plans approved by the Board and/or the stockholders, including the Argan, Inc. 2011 Stock Plan (the “2011 Plan”) and the new Argan, Inc. 2020 Stock Plan (the “2020 Plan”) which together are hereinafter referred to as the “Stock Plans”, in a manner consistent with the terms of such plans; reviews and makes recommendations to the Board of Directors with respect to new compensation, incentive and equity-based plans; and reviews and makes recommendations to the Board on changes in major benefit programs for our Named Executive Officers. The Compensation Committee also reviews the management succession program for the CEO and selected other executive officers.

The members of the Compensation Committee are independent directors under the applicable rules of the NYSE. No current member of the Compensation Committee has ever been an officer or employee of the Company except Ms. Flanders who served as our chief financial officer during calendar 2015 (during 2019, the Board member status of Ms. Flanders was restored to “independent” pursuant to the requirements of the NYSE).

Nominating/Corporate Governance Committee. Although the members did not meet as a full committee during Fiscal 2021, a meeting of the committee was held in April 2021. The Board understands that, increasingly, investors are making investment decisions pursuant to a strategy which considers both financial return and the commitment to favored social/environmental initiatives. As such, in April 2020, the full Board formed the new ESG Steering Subcommittee of the Nominating/Corporate Governance Committee that is described below.

The initial written charter of the committee now known as the Nominating/Corporate Governance Committee was adopted in April 2004, and was most recently reviewed and affirmed in June 2020. Pursuant to its expanded duties and responsibilities, this committee provides oversight of our corporate governance affairs, including the consideration of risks, and assesses the full Board’s performance annually in accordance with procedures established by it. This committee has been primarily responsible for identifying individuals qualified to become members of our Board of Directors, and for recommending the persons to be nominated by the Board for election as directors at the annual meeting of stockholders and the persons to be chosen by the Board of Directors to fill any vacancies on the Board that may arise.

In its evaluations, the Nominating/Corporate Governance Committee considers the gender and ethnic diversity of the Board of Directors and uses certain other selection criteria as a guide in its selection process. Such selection criteria include the following: (i) nominees should have a reputation for integrity, honesty and adherence to high ethical standards; (ii) nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term business objectives and should be willing and able to contribute positively to our decision-making process; (iii) nominees should have a commitment to understand the Company and its industry and to attend regularly and to participate meaningfully in meetings of the Board of Directors and its committees; (iv) nominees should have the willingness and ability to understand the sometimes conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders; and (v) nominees should not have, or appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

The Nominating/Corporate Governance Committee is also responsible for reviewing the requisite skills and criteria for new Board members as well as the composition of the Board as a whole. The Board of Directors believes that its membership should include individuals representing a diverse range of experience that gives the Board both depth and breadth in the mix of its skills. To that end, the Board endeavors to include in its overall composition a variety of targeted skills that complement one another rather than requiring each director to possess the same skills, perspective and interests.

Accordingly, this committee and the full Board consider the qualifications of directors and director nominees individually and also in the broader context of the Board’s overall composition and the Company’s current and future needs. We will consider nominees for the Board who are recommended by stockholders. Nominations by stockholders must be in writing, must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating stockholder is a beneficial or record owner of our Common Stock. Any such submission must also be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Nominating/Corporate Governance Committee will review the qualifications and backgrounds of all directors and nominees (without regard to whether a nominee has been recommended by a stockholder), as well as the overall composition of the Board. Nominations must be delivered to this committee’s attention at our headquarters address.

Environmental, Social and Governance Steering Subcommittee. The Board appointed Mr. Getsinger, Mr. Leimkuhler and Ms. Koilpillai, as chairwoman, to the new ESG Steering Committee and tasked the subcommittee with formalizing the Company’s approach to understanding and responding to the environmental, social and governance concerns of the Company’s stockholders, with a focus on management’s practices and whether they encourage sustainability and community improvement. The charter of the ESG Steering Subcommittee, which was approved by the full Board in September 2020,  formalizes its requirement to assist the Company’s senior management in: (a) setting the Company’s general strategy relating to ESG matters, as well as developing, implementing, and monitoring initiatives and policies for the Company based on that strategy; (b) overseeing communications with employees, investors, and other of the Company’s stakeholders with respect to ESG matters; and (c) monitoring and anticipating developments relating to, and improving management’s understanding of, ESG matters. The ESG Steering Subcommittee generally holds regular meetings quarterly and its reporting to the full Board has become a standing Board meeting agenda item since June 2020.

The Company is pleased to summarize its ESG accomplishments over the past two years which, in addition to the formation of the ESG Steering Subcommittee, have included the following:

●	A refresh of the Company’s Code of Conduct to strengthen the comprehensive anti-corruption, anti-discrimination and anti-harassment sections, to emphasize respect for human rights, and to make other updates;
●	An increase to the percentage of independent members of the Board while increasing its diversity;
●	Investments in solar energy funds to secure portions of the available investment tax credits and tax depreciation, which facilitated the construction and deployment of several large solar arrays;
●	The completion of lighting and other energy efficiency upgrades at the Company’s owned office building;
●	As an important element of the Company’s redirected business development strategy, the Company targeted a number of contract awards that will commence an expansion of renewable energy project work. It is expected that revenues associated with the performance of renewable energy projects will become a meaningful percentage of the Company’s consolidated revenues over the coming years; and
●	The commencement of a solicitation of recommendations from employees by an ESG cross-subsidiary working group in order to develop further actionable items including coordinated community service projects.

It is relevant to note that a significant amount of effort was spent by senior and project management to ensure the safety of the Company’s employees during the COVID-19 pandemic while the Company continued to satisfy its customer obligations. While pro-active efforts varied depending on the particular job or office location, and other factors including the severity of the outbreak, the Company implemented a number of different safety measures, including COVID-19 testing onsite at a major job site, remote work, staggered shifts in various offices, contract tracing and quarantines.

Board Leadership and Risk Oversight

Mr. Bosselmann, our CEO, also serves as the Chairman of our Board of Directors. Mr. Griffin is also a member of management. Seven of the nine members of the Board, Messrs. Getsinger, Jeffrey, Leimkuhler, Mitchell, Quinn; Ms. Flanders and Ms. Koilpillai, are considered to be independent based on the Board’s consideration of our independence standards and the applicable independence standards of the NYSE as set forth in Section 303A.02(a)(ii) of the NYSE Listed Company Manual. The Board believes that its current leadership structure provides independent Board leadership and engagement while also deriving the benefit of having our CEO serve as Chairman of the Board. The Board has determined that Mr. Bosselmann, the individual with primary responsibility for managing the Company’s day-to-day operations, is best positioned to chair regular Board meetings and to lead and to facilitate discussions of key business and strategic issues.

The Board periodically reviews the structure of the Board. Our bylaws currently provide that the Company’s CEO shall preside at all meetings of the Board of Directors. The Board could amend that bylaw, but it believes that we have best corporate practices in place to ensure that the Company maintains a strong and independent Board, the highest standards of corporate governance and the continued accountability of our CEO to the Board. This structure is evidenced by the composition of the current Board of Directors and the membership of its Audit, Compensation and Nominating/Corporate Governance Committees.

All of the members of these three committees are independent directors. Consequently, independent directors directly oversee critical matters such as the remuneration policy for executive officers, succession planning, corporate governance guidelines, policies and practices, the director nomination process, our corporate finance strategies and initiatives, and the integrity of our consolidated financial statements and internal control over financial reporting.

Mr. Quinn has been designated by the Board as the lead independent director. As the primary liaison between the Chairman of the Board and the independent directors, his documented duties and responsibilities include (1) approving Board meeting schedules and agendas; (2) approving the type of information provided to the directors in connection with each meeting of the Board; (3) presiding over all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors; (4) providing feedback to the Chairman of the Board on issues considered at such meetings; (5) calling meetings of the independent directors when deemed necessary and appropriate; and (6) performing such other duties as the Board from time to time may determine.

One of the Board’s key responsibilities is the oversight of our assessment and management of risks that may adversely impact the Company. The standing Audit, Compensation and Nominating/Corporate Governance Committees address risks in their respective areas of oversight. Consequently, the Board monitors the design and effectiveness of our system of internal controls over financial reporting, the effectiveness of our corporate codes of conduct and ethics, including whether they are successful in preventing wrongful conduct, and risks associated with the independence of its members, potential conflicts of interest and succession planning.

Our Audit Committee considers and discusses our major financial risk exposures, including the risk that our sensitive and confidential data may not be adequately protected from unauthorized access, and the steps our management has taken to monitor and control these exposures, including guidelines and policies for the processes by which risk assessment, risk management and the structuring of our insurance programs are undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. It oversees the performance of management’s assessments of our system of internal control over financial reporting and of the audits conducted by the independent registered public accountants of our consolidated financial statements and our internal controls over financial reporting.

The Compensation Committee oversees the administration of our Stock Plans, and reviews and approves the salaries and bonuses paid to the Named Executive Officers while assessing whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

The independent directors of the full Board ratify the salary and bonus amounts paid to Named Executive Officers and approve all stock option and other stock awards. Senior management provides reports on enterprise risk issues, including operational, financial, legal and regulatory, and strategic and reputation risks, to the appropriate committee or to the full Board.

The entire Board and the committees receive reports on areas of material risk not only from senior management, but from our internal audit firm, our independent registered public accountants, outside counsel, and other members of management and professional advisors. When one of the committees receives any such report, the chairman of the committee reports to the full Board of Directors at the next Board meeting. This process enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

The Board of Directors adopted a set of governance guidelines which provide a framework within which the Board conducts its business. The guidelines describe the basic responsibilities of a member of our Board and the requirements for the conduct of Board and committee meetings. These governance guidelines are available on our website at www.arganinc.com.

Compensation of Directors

Each non-employee member of our Board of Directors receives an annual fee of $20,000, plus $300 for each formal Board,  committee and subcommittee meeting attended. Members of the Audit Committee receive an additional annual fee of $5,000. Directors are reimbursed for reasonable expenses actually incurred in connection with attending each formal meeting of the Board of Directors or the meeting of any committee thereof. Directors are also eligible for the awards of options to purchase shares of our Common Stock and of restricted stock.

The following table summarizes the fees and other compensation for the non-employee members of our Board of Directors for Fiscal 2021:

		Stock Option	All Other	Total
Name	Fees	Awards (1)	Compensation	Compensation
Cynthia A. Flanders	$28,600	$86,300	$—	$114,900
Peter W. Getsinger	28,300	86,300	—	114,600
John R. Jeffrey, Jr.	27,700	86,300	—	114,000
Mano S. Koilpillai	22,100	86,300	—	108,400
William F. Leimkuhler	23,000	86,300	—	109,300
W.G. Champion Mitchell	21,200	86,300	—	107,500
James W. Quinn	22,100	86,300	—	108,400

(1)	Amounts represent the aggregate award date fair value reflecting the assumptions discussed in Note 12, Stock-Based Compensation, of our consolidated financial statements included in our Annual Report on Form 10-K for Fiscal 2021.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS

PROPOSAL NO. 2

APPROVAL OF EXECUTIVE COMPENSATION (THE “SAY-ON-PAY” PROPOSAL)

We are seeking stockholder approval of the compensation of our Named Executive Officers as described in this Proxy Statement. This description is contained in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement which is included below, including the compensation tables and the narrative compensation disclosures included therein. This non-binding advisory proposal, commonly known as a “say-on-pay” proposal, is required under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This vote represents our ninth annual advisory say-on-pay vote. Last year, the stockholders approved our executive compensation with 77% of the vote in favor of our program.

Based on management’s recommendation and the results of voting by the stockholders at the 2019 Annual Meeting, the Board of Directors determined that we will hold an advisory vote on our executive compensation every year. Because this is an advisory vote, it will not be binding on the Board of Directors and it will not directly affect or otherwise limit any existing compensation or award arrangement of any of our Named Executive Officers. However, our Compensation Committee does consider the outcome of the annual votes when determining executive compensation arrangements.

The Compensation Committee has conducted comprehensive shareholder outreach which commenced during our fiscal year ended January 31, 2018. The purpose of the outreach practice is to deepen our understanding of the perspectives of our stockholders with respect to our compensation practices, and to evaluate and to address any concerns or reactions we receive. Based on this feedback, we have increased the vesting period for stock option awards, introduced the use of performance-based long-term incentive equity compensation, instituted a cap on annual cash incentive awards and committed to a policy prohibiting the future negotiation of single-trigger change-in-control provisions, among other changes.

These changes led to enhancements of the disclosures regarding executive compensation which are reflected in the discussion of our executive compensation included in our Proxy Statement for the current year. During Fiscal 2021, the members of the Compensation Committee continued to engage in meaningful contacts with certain stockholders, as we proactively contacted all of our top 25 shareholders, who collectively represented approximately 72% of our outstanding shares, as described further in the “Executive Compensation Discussion and Analysis” section below.

The Board of Directors has adopted several other policies to improve accountability and further encourage an alignment of stockholder and executive officer interests. These policies, which are also described in further detail below in the “Executive Compensation Discussion and Analysis” section, include a stock ownership policy for Named Executive Officers and non-employee members of our Board, a clawback policy, a no pledging policy and an anti-hedging policy.

Consistent with past efforts to increase compensation transparency for our stockholders, we developed specific performance metrics for use in the determination of the amount of non-equity incentive compensation that may be earned each year by the two Co-Presidents of Gemma. The metrics were used to confirm the amounts of such compensation earned by them for Fiscal 2021. In April 2021, we introduced the use of a new restricted stock award in order to incentivize the two Co-Presidents to increase the number and amounts of renewable energy projects awarded to Gemma over the next three years.

In summary, our executive compensation program has been structured by the Compensation Committee to assure the stability of our core management team through challenging business environments. Concurrently we provide incentives to drive profitable growth and to deliver value to our stockholders.

In considering how to vote on this advisory proposal, we urge our stockholders to study all the relevant information in the “Executive Compensation Discussion and Analysis” section below, including the compensation tables and the narrative disclosures regarding our executive compensation program that are included therein.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF

THE SAY-ON-PAY PROPOSAL

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board of Directors has selected Grant Thornton LLP (“Grant Thornton”) as the independent registered public accountants for the performance of the audits of our consolidated financial statements and our system of internal control over financial reporting for our fiscal year ending January 31, 2022.

Our stockholders are being asked to ratify the Audit Committee’s selection. Grant Thornton has served as our independent registered public accountants since 2007. A representative of Grant Thornton is expected to be present at the meeting and to be available to respond to appropriate questions. Although Grant Thornton has indicated that no statement will be made, the firm will be provided the opportunity for a statement.

Audit Firm Independence

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accountants and it evaluates the selection of them each year. In addition, in order to promote continuing auditor independence, the Audit Committee considers the independence of Grant Thornton at least annually. Based on their most recent evaluation, including the firm’s past performance and an assessment of the firm’s qualifications and resources, the Audit Committee believes that the continued retention of Grant Thornton to serve as our independent registered public accountants is in the best interests of the Company and its stockholders.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy requiring the pre-approval of all audit and non-audit services to be performed by our independent registered public accountants, who may not render any audit or non-audit service unless the service is approved in advance by the Audit Committee pursuant to its pre-approval policy. The committee has delegated to its chairman the authority to pre-approve certain services. The chairman must report any pre-approval pursuant to such delegation of authority to the other members of the committee at its next scheduled meeting at which time the Audit Committee is then asked to approve and ratify the pre-approved service. The Audit Committee followed these guidelines in approving all services rendered by our independent registered public accountants during Fiscal 2021 and Fiscal 2020.

Fees

The following table below presents the approximate amounts of fees billed to us by Grant Thornton for professional services rendered during and related to the fiscal years ended January 31, 2021 and 2020.

	2021	2020
Audit Fees	$1,090,000	$1,163,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,090,000	$1,163,000

Audit Fees. This category consists of fees billed for professional services rendered for annual audits of our consolidated financial statements, for statutory audits of the separate financial statements of foreign subsidiaries, for reviews of quarterly condensed consolidated financial statements and for the review of current reports and other documents filed with the SEC. Audit fees also include the costs associated with Grant Thornton’s audit of the effectiveness of our internal control over financial reporting.

Audit-Related Fees. This category includes fees billed for services provided by Grant Thornton that were related to consultations on accounting and reporting matters and to due diligence procedures performed during the investigations of potential acquisitions. No such fees were incurred during the years ended January 31, 2021 or 2020.

Tax Fees. This category consists of fees billed for professional tax services provided in the areas of compliance, research and development credits, research and planning. No such fees were incurred by Grant Thornton during the years ended January 31, 2021 or 2020. Shortly before January 31, 2021, we retained Grant Thornton to assist management in responding to an ongoing income tax matter. This engagement was approved by the Audit Committee.

All Other Fees. This category includes fees for other miscellaneous items. No such fees were incurred during the years ended January 31, 2021 or 2020.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board operates pursuant to a written charter which was updated in June 2020. A copy can be found at www.arganinc.com. The Board of Directors has made a determination that the members of the Audit Committee satisfy the independence and other requirements of the NYSE and the applicable rules of the SEC. The Board has also made the determination that at least one member of the committee is a “financial expert” as that term is defined in Item 407 of the SEC’s Regulation S-K.

The responsibilities of the Audit Committee are set forth in its charter. This committee is responsible for the appointment and supervision of our independent registered public accountants; the approval of the arranged fees for services; the evaluation of the firm’s qualifications and independence; the approval of all audit and non-audit services provided by them; and the review of our consolidated financial statements with our management and them. The Company’s independent registered public accountants are required to report directly to the Audit Committee. The Audit Committee also reviews our accounting policies, internal control procedures, material related party transactions and our systems security (including cybersecurity), and compliance activities. Its members also review the Charter of the Audit Committee. The following is a report on the Audit Committee’s activities for Fiscal 2021:

Audit of Financial Statements

The Audit Committee reviewed and discussed the Company’s condensed unaudited consolidated financial statements for the fiscal quarters ended April 30, July 31 and October 31, 2020, and the Company’s audited consolidated financial statements as of January 31, 2021 and for the year then ended with the management of the Company and with the engagement personnel of Grant Thornton, the Company’s independent registered public accounting firm. During the year, our independent accountants also made a presentation to the Audit Committee that outlined their audit timeline and planned procedures based on their assessments of the significant financial statement and fraud risks.

The audit report issued by Grant Thornton relating to the Company’s consolidated financial statements as of January 31, 2021 and for the year then ended, including a discussion of critical audit matters, expressed an unqualified opinion thereon.

The scope of the audit procedures performed by Grant Thornton for the year ended January 31, 2021 also included observations and tests of evidence with results sufficient for the accounting firm to report that the Company maintained, in all material respects, effective internal control over financial reporting as of January 31, 2021.

Review of Other Matters with the Independent Registered Public Accountants

The Audit Committee has also discussed with Grant Thornton the matters required to be communicated to the Company pursuant to applicable regulations of the Public Company Accounting Oversight Board (United States). The Audit Committee has received from Grant Thornton the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Grant Thornton matters relating to the firm’s independence from the Company. There have not been any independence matters brought to the attention of the Audit Committee. The Audit Committee has also received from Grant Thornton the written communication required by the corporate governance rules of the NYSE that describes the firm’s quality control policies and procedures including its audit performance and independence monitoring systems. This communication also provides disclosure of material issues raised by inquiry or investigation by government or professional authorities over the last five years.

Recommendation That Financial Statements Be Included in the Annual Report

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements described above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

John R. Jeffrey, Jr. (Chairman, Audit Committee)

Cynthia A. Flanders (Member, Audit Committee)

Peter W. Getsinger (Member, Audit Committee)

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2022

PRINCIPAL STOCKHOLDERS

The following table presents the number of shares of Common Stock beneficially owned as of January 31, 2021 by each director; each executive officer named in the Summary Compensation Table below; all directors and executive officers as a group; and each person who, to our knowledge, owns beneficially more than 5% of our Common Stock. Unless otherwise indicated, beneficial ownership is direct and the identified stockholder has sole voting and investment power.

	Shares	Beneficial
	Beneficially	Ownership
Name and Address	Owned (1)	Percentage (1)

Rainer H. Bosselmann (2)	542,410	3.41%
William F. Griffin, Jr. (3)	221,150	1.41%
James W. Quinn (4)	124,569	*
David H. Watson (5)	105,701	*
William F. Leimkuhler (6)	91,999	*
Cynthia A. Flanders (7)	71,999	*
W.G. Champion Mitchell (8)	62,499	*
Peter W. Getsinger (9)	49,399	*
John R. Jeffrey, Jr. (10)	35,999	*
Charles E. Collins IV (11)	24,999	*
T. Colin Trebilcock (11)	24,999	*
Mano S. Koilpillai (12)	6,666	*
Officers and Directors, as a group (13 persons) (13)	1,393,388	8.50%
River Road Asset Management, LLC (14)	1,709,537	10.89%
BlackRock, Inc. (15)	1,163,786	7.41%
Wellington Management Group, LLP (16)	1,103,252	7.03%
Ashford Capital Management, Inc. (17)	985,240	6.27%
Vanguard Group, Inc. (18)	799,118	5.09%

*	Less than 1%.
(1)	Each applicable percentage of ownership is based on 15,702,969 shares of Common Stock outstanding as of January 31, 2021, together with applicable stock options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of January 31, 2021 are deemed to be beneficially owned by the person holding such stock options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted in the footnotes below, the address for each of the individuals listed in the table above is c/o Argan, Inc., One Church Street, Suite 201, Rockville, Maryland 20850.
(2)	Includes 325,170 shares owned by Mr. Bosselmann and 2,241 shares owned by Mr. Bosselmann and his wife, as joint tenants. Also includes options to purchase 214,999 shares of Common Stock which are held by Mr. Bosselmann and are fully vested.
(3)	Includes 211,150 shares owned by the William F. Griffin, Jr. Revocable Trust DTD 12/09/04; Mr. Griffin is a trustee of the trust. Also includes options to purchase 10,000 shares of Common Stock which are fully vested.
(4)	Includes options to purchase 59,999 shares of Common Stock held by Mr. Quinn which are fully vested. Does not include 275,019 shares of Common Stock held by Allen & Company LLC and affiliates. Mr. Quinn disclaims beneficial ownership of the shares held by Allen & Company LLC and affiliates.
(5)	Includes options to purchase 102,001 shares of Common Stock which are fully vested.
(6)	Includes options to purchase 59,999 shares of Common Stock which are fully vested.
(7)	Includes options to purchase 56,999 shares of Common Stock which are fully vested.
(8)	Includes options to purchase 26,666 shares of Common Stock which are fully vested.
(9)	Includes options to purchase 36,999 shares of Common Stock which are fully vested.

(10)	Includes options to purchase 29,999 shares of Common Stock which are fully vested.
(11)	Represents options to purchase shares of Common Stock which are fully vested.
(12)	Represents options to purchase 6,666 shares of Common Stock which are fully vested.
(13)	Includes options to purchase 684,324 shares of Common Stock held by the executive officers and members of our Board of Directors which are considered to be fully vested.
(14)	Based upon Schedule 13G/A (Amendment No. 2) filed with the SEC on February 10, 2021 by River Road Asset Management, LLC (“River Road”), which reports aggregate beneficial ownership of 1,709,537 shares of Common Stock. River Road reports that it has sole dispositive power with respect to all of these shares of Common Stock and sole voting power with respect to 1,651,898 shares of Common Stock. The address for River Road is 462 South Fourth Street, Suite 2000, Louisville, Kentucky 40202.
(15)	Based upon Schedule 13G/A (Amendment No. 4) filed with the SEC on January 29, 2021 by BlackRock, Inc. (“BlackRock”), which reports aggregate beneficial ownership of 1,163,786 shares of Common Stock over which it has sole dispositive power with respect to all of the shares of Common Stock and sole voting power with respect to 1,137,338 shares of Common Stock. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.
(16)	Based upon Schedule 13G/A (Amendment No. 3) filed with the SEC on February 3, 2021 by Wellington Management Group LLP (“Wellington”) and affiliated firms, which reports aggregate beneficial ownership of 1,103,252 shares of Common Stock. Wellington reports that it has shared dispositive power with respect to all of these shares of Common Stock and shared voting power with respect to 1,022,104 shares of Common Stock. The address for Wellington is 280 Congress Street, Boston, Massachusetts 02210.
(17)	Based upon Schedule 13G filed with the SEC on February 16, 2021 by Ashford Capital Management, Inc. (“Ashford”), which reports aggregate beneficial ownership of 985,240 shares of Common Stock. Ashford reports that it has sole dispositive and voting powers with respect to all of these shares of Common Stock. The address for Ashford is One Walker’s Mill Road, Wilmington, DE 19807.
(18)	Based upon Schedule 13G filed with the SEC on February 10, 2021 by Vanguard Group, Inc. (“Vanguard”) which reports aggregate beneficial ownership of 799,118 shares of Common Stock. Vanguard reports that it has sole dispositive power for 770,702 shares of Common Stock and shared voting power with respect to only 16,660 shares of Common Stock. The address for Vanguard is 100 Vanguard Boulevard., Malvern, PA 19355.

EXECUTIVE COMPENSATION

DISCUSSION AND ANALYSIS

Introduction

This section of the Proxy Statement provides an overview and analysis of our executive compensation program. Over the past several years, the Compensation Committee has engaged in comprehensive shareholder outreach efforts resulting in a number of significant modifications to our executive compensation program, covered in the discussion of our program for the current year presented below. During Fiscal 2021, the members of the Compensation Committee continued shareholder engagement and received positive feedback regarding the changes undertaken and the overall compensation program. The following describes the Company’s executive compensation-setting process, the principles and objectives of the program, the major elements of compensation paid to executives under the program, other compensation-related policies and the actions that were taken by the Compensation Committee for Fiscal 2021 and beyond. For Fiscal 2021, the Company’s senior executive officers considered to be Named Executive Officers, as defined in the rules of the SEC, were:

●	Rainer H. Bosselmann, Chairman of the Board and Chief Executive Officer;
●	David H. Watson, Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary;
●	Charles E. Collins IV, Co-President of Gemma; and
●	T. Colin Trebilcock, Co-President of Gemma

Role of the Compensation Committee

The Compensation Committee of our Board of Directors establishes the overall executive compensation philosophy and oversees the executive compensation program in accordance with its charter. This charter is available on our website at www.arganinc.com.

The written charter of the Compensation Committee was updated in June 2020. It is responsible for implementing and reviewing executive compensation plans, policies and programs in an effort to ensure the attraction and retention of executive officers in a reasonable and cost-effective manner, to motivate their performance toward the achievement of our business objectives and to align their interests with the long-term interests of our stockholders. To that end, it is the responsibility of the Compensation Committee to develop and to approve periodically a general compensation plan and salary structure for our executive officers that considers business and financial objectives, industry and market pay practices and/or such other information as may be deemed appropriate. It is also the responsibility of the Compensation Committee to review the compensation elements and amounts of our CEO, to review the results of the calculations pursuant to the performance criteria established in the employment agreements of Messrs. Collins and Trebilcock, to review and approve the compensation (salary, bonus and other compensation) of our other Named Executive Officers, to review and approve perquisites that may be offered to our Named Executive Officers, and to recommend to the full Board of Directors that it ratify or approve the Committee’s decisions. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of our Named Executive Officers, evaluates performance in light of the goals and objectives, and reviews and approves all employment, retention and separation agreements for them.

The Compensation Committee acts on behalf of the Board of Directors in administering compensation plans approved by the Board and/or the stockholders, including the 2020 Plan, in a manner consistent with the terms of such plans; reviews and makes recommendations to the Board of Directors with respect to new compensation and incentive and equity-based plans; and reviews and makes recommendations to the Board on changes in major benefit programs for our Named Executive Officers. The Compensation Committee is also responsible for the development of management succession plans for our CEO and selected other executive officers. The Board of Directors has determined that each member of the Compensation Committee is “independent” within the meaning of the NYSE corporate governance listing standards and our Corporate Governance Guidelines.

Role of the Chief Executive Officer

Our CEO, in consultation with the Compensation Committee, establishes the strategic direction of our executive compensation program. During the first quarter of each fiscal year, the CEO consults with the Chairman of the Compensation Committee to discuss the financial results for the fiscal year just ended, the results of business development efforts during the year, and the amount of project backlog at year-end, and to evaluate the individual performance and achievements of the other Named Executive Officers. This review also includes the assessments of the other Compensation Committee members regarding executive performance, and may consider the results of the most recent competitive market positioning review used in setting the amount of compensation for Named Executive Officers. In consultation with our CFO, the Compensation Committee reviews the performance-based incentive compensation amounts for Mr. Collins and Mr. Trebilcock which are calculated pursuant to the criteria included in their employment agreements. As a critical element of this process, the Compensation Committee exercises its sole responsibility by evaluating the CEO’s performance for the most recently completed fiscal year and setting the level and elements of his compensation. The CEO is not present when the Compensation Committee discusses and determines his compensation.

Financial Summary

Fiscal 2021 Financial Overview. Argan’s primary business is providing a full range of services to the power industry, including the engineering, procurement and construction of gas-fired and biomass-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services. We provide these services through our Gemma Power Systems (“Gemma”) and Atlantic Projects Company (“APC”) subsidiary operations. Argan also owns Southern Maryland Cable (“SMC”), which provides telecommunications infrastructure services, and The Roberts Company (“TRC”), which is a fully integrated fabrication, construction and plant services company.

It was an impressive Fiscal 2021 for Argan operationally and financially compared to last year. We achieved a $75 million turnaround in EBITDA during the year of the COVID-19 pandemic which we believe is confirmation of the effectiveness of our conservative approach and our dedicated employees. While promoting safety, all of our business segments improved profitability as a percent of revenues and decreased their operating costs, which translated into an improved bottom line and strong cash flow from operations. As a result, with confidence in the future of the Company, we were pleased to return almost $50 million in value back to our shareholders by paying $3.00 per share in dividends during Fiscal 2021.

Consolidated revenues for Fiscal 2021 were $392.2 million, which represented an increase of $153.2 million, or 64.1%, from consolidated revenues of $239.0 million reported for Fiscal 2020. Gemma continues to drive our business with increased execution on the Guernsey Power Station project which is the largest project in our history. While we were able to increase profitability as a percent of revenues at all of our non-Gemma subsidiaries, we did experience an overall decrease in revenues for the year at each of them compared to the prior year. We believe that all of our businesses were adversely impacted, to some degree, by continuing difficulties presented by the COVID-19 pandemic. These difficulties included, among others, delayed project awards and starts, restrictive work environments, limited access to certain work areas, additional health and safety costs, and compliance with various government lockdowns and other requirements.

Consolidated gross profit for Fiscal 2021 was $62.1 million, or 15.8% of the corresponding consolidated revenues, which reflected the favorable impacts of the higher consolidated revenues.  This contrasts significantly with the consolidated gross loss for Fiscal 2020 in the amount of $6.8 million, which was driven by the  subcontract loss incurred by APC in the reported amount of $33.6 million, related to a troubled project in the United Kingdom, the Teesside Renewable Energy Project (“TeesREP”). However, APC reduced its subcontract loss on TeesREP during Fiscal 2021 and is working hard to help its customer successfully complete the project.

Selling, general and administrative expenses decreased by 11.5%, to $39.0 million for Fiscal 2021 from an amount of $44.1 million for the prior year. Due significantly to the extremely low rates of return on amounts invested in cash equivalents and short-term investments during Fiscal 2021, other income declined to $1.9 million from $8.1 million for Fiscal 2020, despite the increase in the amount of invested funds between years, which partially offset the favorable effect of the operating cost reductions.

Due primarily to the consolidated pre-tax book income reported for Fiscal 2021 in the amount of $24.9 million, we reported income tax expense in the amount of $1.1 million for the year, which amount is net of a $4.4 million net operating loss carryback benefit, substantially all of which was recorded in the first quarter of Fiscal 2021. The consolidated income tax benefit of $7.1 million for Fiscal 2020 related substantially to the loss before income taxes incurred during the year.

For Fiscal 2021, our improved overall operating performance resulted in net income attributable to our stockholders in the amount of $23.9 million, or $1.51 per diluted share. Last year, we reported a net loss attributable to our stockholders in the amount of $42.7 million, or $2.73 per dilutive share. Additionally, the balance sheet remains strong.  As of January 31, 2021, cash, cash equivalents and short-term investments totaled $457 million and net liquidity was $269 million; furthermore, the Company had no debt.

While we were pleased with the significant turnaround in our financial performance year over year, we remain cautiously optimistic regarding the start of future major projects for Gemma.  Certain of the development timelines for projects awarded to us have proven to be longer than originally anticipated and it is possible that some of these projects ultimately will not be built, we have multiple signed EPC contracts for power plant projects totaling several billion dollars in work for us.  Even though many factors are out of our control, we are optimistic that we will receive the construction go ahead on several of these projects and others in this new year. Additionally, we are negotiating exclusively with the owners of several significant renewable power projects for which we expect to begin EPC services contract activities during the year. These additions should enable us to grow our renewable power sector business as a complement to our core gas-fired power plant business. In general, all of our subsidiaries have generally increased the number of revenue opportunities and we believe these positive trends will continue.

The graph presented below compares the percentage change in the cumulative total stockholder return on our Common Stock for the last five years with the S&P 500, a broad market index, and the Dow Jones US Heavy Construction TSM Index, a group index of companies whose focus is limited primarily to heavy civil construction. The returns are calculated assuming that an investment with a value of $100 was made in our common stock and in each index at January 31, 2016, and that all dividends were reinvested in additional shares of common stock. The graph lines merely connect the measuring dates and do not reflect fluctuations between those dates. The stock performance shown on the graph is not intended to be indicative of future stock performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Argan, Inc., the S&P 500 Index
and the Dow Jones US Heavy Construction TSM Index

$300
$250
$200
$150
$100
$50
$0
1/16
1/17
1/18
1/19
1/20
1/21
Argan, Inc.
S&P 500
Dow Jones US Heavy Construction TSM

*$100 invested on 1/31/16 in stock or index, including reinvestment of dividends.
Fiscal year ending January 31.

Copyright© 2021 Standard & Poor's, a division of S&P Global. All rights reserved.
Copyright© 2021 S&P Dow Jones Indices LLC, a division of S&P Global. All rights reserved.

	Years Ended January 31,
	2016	2017	2018	2019	2020	2021
Argan, Inc.	100.00	249.31	149.60	148.55	151.68	166.54
S&P 500	100.00	120.04	151.74	148.23	180.37	211.48
Dow Jones US Heavy Civil Construction TSM	100.00	143.14	156.78	123.13	141.95	182.17

This comparison of the price performance of our Common Stock over the last five years versus the performance of the S&P 500 and the performance of the heavy construction company index suggests that our stock price has remained relatively unchanged over the last three years despite decreased results in Fiscal 2020. However, our 10% return in Fiscal 2021 aligned with our improved financial results over the same period.  Our five-year stock price performance lags the S&P 500 by $44.94 and the heavy construction company index by $15.63. Between January 31, 2021 and April 30, 2021, our Common Stock price increased by 16% reflecting, in part we believe, the overall positive market sentiment that the impacts of COVID-19 pandemic are reducing as vaccines are administered as well as greater focus on increased infrastructure spending in the US. Over the same period, the S&P 500 increased 13% and the heavy construction company index increased 33%. A more precise comparison of our stock price performance versus the stock performance of competitors supports this belief.

The following table presents our annualized one-year, three-year and five-year total stockholder returns, or “TSR” (defined as total stock market value appreciation plus dividends paid for the relevant period), and the comparable average TSR percentages for a group of peer companies. The peer group consists of 12 publicly traded companies selected by us and identified below in the “Competitive Market Positioning” section of this Proxy Statement. The table also presents the ranking of our performance compared to the peer group for each TSR period.

	Total Stockholder Return: Argan v. Peer Group (1)
TSR	Argan	Peer Group Average	Peer Group Percentile Rank
1‑year TSR	42.6%	131.2%	31%
3‑year TSR	12.0%	6.7%	77%
5‑year TSR	11.3%	9.0%	77%

(1)	TSR data is sourced from FactSet Research Systems Inc. and is calculated on an annualized basis as of April 30, 2021.

Fiscal 2021 Compensation Deliberations

This section of the discussion and analysis of our executive compensation covers Fiscal 2021 compensation deliberations and associated compensation decisions made by the Compensation Committee.

Pay for Holding Company Named Executives Is “At Risk” and Aligned with Performance. The compensation program for holding company executives, our CEO and CFO, is designed to maintain a strong link between pay and performance. “At risk” compensation for these executives includes discretionary annual cash bonuses and long-term equity incentive awards (stock options and restricted stock units) through which the performance of each of the individual officers is rewarded. It is important to differentiate between the Named Executive Officers who are officers of Argan, a holding company, and the Named Executive Officers of Gemma, our principal operating company.

Our CEO, Mr. Bosselmann, and our CFO, Mr. Watson (together, the “Holding Company Named Executive Officers”), are employees of the holding company and are responsible for the overall strategic direction of the Company and other important activities. They include capital allocation and treasury functions, monitoring of the financial performance of all subsidiaries, investor relations activities, consolidated financial reporting in compliance with the rules and regulations of the SEC and the effectiveness of the Company’s system of internal controls over financial reporting. The Holding Company Named Executive Officers direct company-wide initiatives, including the structuring and management of health, general liability and other insurance programs and international, federal, state and local tax planning and compliance. They also perform retention and succession planning related to key employees, initiate management changes and perform other tasks. In addition, the CEO and CFO are constantly evaluating possible acquisition targets with the intention of identifying companies with significant potential for profitable growth and realizable synergies with one or more of our existing businesses, and that can be operated in a manner that best provides cash flows for the Company and value for our stockholders.

The Holding Company Named Executive Officers are compensated pursuant to a program that sets base salaries at the lower end of the peer group. This reflects, in part, that they are not directly responsible for the profitability and performance of our subsidiaries. Messrs. Collins and Trebilcock have had the specific responsibility for the leadership and management of our largest subsidiary, Gemma, and its ongoing operations and financial performance.

In order to achieve its objectives, the Compensation Committee has designed the executive compensation program utilizing four major pay elements for Messrs. Bosselmann and Watson:

●	Base Salary. Provides a fixed amount of cash compensation for completing day-to-day responsibilities. The Compensation Committee reviews the base salary of each officer annually and periodically approves increases based on competitive reviews of peer group compensation amounts, general market practices and the particular officer’s level of responsibility, experience and individual performance.
●	Annual Cash Bonus Compensation. Provides discretionary annual cash bonus awards for successful short-term financial performance and other achievements that are aligned with our business strategy.

●	Long-Term Equity-Based Incentive Compensation. Provides executives with stock option and certain restricted stock awards that represent opportunities for them to participate in, and be rewarded for, the growth in the value of the Company’s Common Stock. Awards may also facilitate executive stock ownership. The stock options vest and the stock restrictions lapse based on the satisfaction of service requirements.
●	Performance-Based Long-Term Equity-Based Incentive Compensation. Provides a performance-based component to our equity-based long-term incentive award program. These performance-based restricted stock units vest over three-year periods based on our total shareholder returns relative to our peer group.

The Compensation Committee considers each pay element in establishing and adjusting the executive compensation package for each Holding Company Executive Officer so that the packages will provide the properly balanced incentives for the achievement of short and long-term objectives of the Company. The Compensation Committee does not rely on any single performance metric to assess the performance of the Holding Company Named Executive Officers. Instead, individual performance is analyzed based on a detailed review of factors and achievements, like those discussed below, that the Compensation Committee deems critical to the Company’s long-term success.

The performance of the Holding Company Named Executive Officers for Fiscal 2021 was assessed using a number of different quantitative and qualitative factors associated with the Company’s operational and financial performance, shareholder value creation, capital allocation, succession planning, the retention and motivation of core employees, shareholder engagement and effectiveness in the areas of financial reporting and income tax planning.

●	Operational Performance. Our fiscal performance for Fiscal 2021 rebounded significantly from Fiscal 2020 which was severely impacted by the TeesREP subcontract loss explained above and as reflected in a number of different financial measurements. Typically, the Company is focused on maintaining gross margins and containing costs, even if it results in the Company choosing not to pursue certain revenue opportunities because they fail to meet our gross margin requirements. Nevertheless, in assessing executive performance for Fiscal 2021, the Compensation Committee looked at the following three metrics for Fiscal 2021, among others, compared to Fiscal 2020 and Fiscal 2019.

	2021	2020	2019
EBITDA as a % of Revenues	7.5%	(18.9)%	10.9%
SG&A (1) as a % of Revenues	10.0	18.5	8.4
Return on Equity	7.3	(12.1)	13.6

(1)	Selling, general and administrative expenses.

In general, EBITDA as a percent of revenues reflects our ability to convert revenue dollars into earnings, which is primarily driven by maintaining strong gross margins. Likewise, SG&A as a percent of revenues, is a meaningful measure of the effectiveness of our cost containment efforts. The return on equity metric measures our profitability based on dollars invested. All three of these metrics were positively impacted by a 64% increase in revenues year over year to $392 million and the achievement of a 15.8% gross profit margin as a percent of revenues in Fiscal 2021 compared to a gross loss in the prior year. Even with the ramp up in revenues, we remain focused on keeping costs in check and preserving capital for our stockholders.  We were able to reduce our selling, general and administrative expenses across the Company by 11.5% and we reduced our capital expenditures by over 75% year over year.  These actions not only improved operating results for the year, but enabled us to return cash to our stockholders without sacrificing future growth. The Compensation Committee was pleased with the financial performance for Fiscal 2021, noting that a $75 million EBITDA turnaround during the COVID-19 pandemic is attributable to management’s conservative approach and the Company’s dedicated employees.

The metrics that are usually indicative of future revenues and income are project backlog and the aggregate value of awarded contracts. The Compensation Committee considered that the Company has signed EPC services contracts for natural gas-fired power plants with an aggregate amount of rated power of approximately 6.4 gigawatts and with an aggregate contract value in excess of $3.0 billion. and an aggregate unrealized contract value of approximately $2.7 billion as of January 31, 2021. In addition, the Compensation Committee noted that the Company is in the advanced stages of negotiations with a number of new customers for the awards of new but smaller projects, in particular renewable projects as identified below and overseas projects. The Compensation Committee believes that the size and realistic future revenue prospects associated with these business opportunities are valid indications of favorable long-term growth and future profitable performance of the Company.

●	Shareholder Value. The Compensation Committee generally places a focus on long-term value creation which, from a TSR basis, remains positive over a five-year period at 11.3%, despite the COVID-19 economic and market impacts experienced during Fiscal 2021, which is in the 77% peer group percentile rank through April 30, 2021. The Company’s efforts to enhance shareholder value included increased revenues and operating profit during Fiscal 2021 and successfully recovering a meaningful portion of the previously recorded TeesREP subcontract losses. In addition, the Company made quarterly cash dividend payments and two special cash dividends to stockholders during the year, returning an aggregate amount of $3.00 per share in cash to stockholders during Fiscal 2021. Even with the cash dividends paid during Fiscal 2021, the price of our common stock maintained its value throughout the year, and the closing price on January 31, 2021 was 2.7% above the closing price a year earlier. As of April 30, 2021, it was 19.1% above the closing price on January 31, 2020.
●	Capital Allocation. Capital allocation and balance sheet management activities during Fiscal 2021 were conservative. There were no merger and acquisition transactions as we did not identify any appropriate acquisition opportunities. We are unwilling to pay prices based on, what we believe to be, generally high valuations for businesses that were maintained during a year where there was significant uncertainty related to the COVID-19 pandemic. Additionally, the Company purposefully reduced its capital expenditures during these uncertain times by 75%. Cash on the balance sheet was invested safely in money market funds that are invested substantially in U.S. government securities, and bank certificates of deposit to ensure continued liquidity. As part of our ESG efforts, we made investments in solar energy funds to secure portions of the available investment tax credits and tax depreciation, which facilitated the construction and deployment of several large solar arrays. We also strengthened the relationship with our surety provider, providing us with increased confidence that capacity will be available for future construction projects that require bonding.

Other notable achievements by our Holding Company Named Executive Officers during Fiscal 2021 included, but were not limited to, the following:

●	Ensuring Income Tax Optimization in the Midst of Regulatory Changes. The Company continues to look for opportunities to optimize its overall income tax strategies and to minimize its income tax payment obligations under the law. On March 27, 2020, the US Congress passed the Coronavirus, Aid, Relief, and Economic Security Act (the “CARES Act”). This wide-ranging legislation includes tax breaks including the re-establishment of a loss carryback period for certain losses to five years, which allowed us to monetize certain Fiscal 2020 tax losses. As such, we recorded a favorable estimated tax impact of $4.4 million during Fiscal 2021 related to the carryback of our net operating loss for Fiscal 2020. In addition, as identified above, we made investments in solar energy funds. Not only did this allow us to generate a reasonable return on capital, but the exposure to the process enabled our team to gain invaluable insight into renewable energy project financing and represented opportunities for the Company to take positive sustainability actions. Lastly, we continue to defend our income tax position related to $16.2 million in research and development credits which we generally recognized during Fiscal 2019 when we completed a detailed review of the activities performed by our engineering staff on major EPC services projects. The IRS examiner agreed with certain of our positions but disagreed with others. We have concluded that our arguments are sound based on our analysis of the facts, our understanding of the tax code and related regulations and our interpretations of the applicable case law. As such, we have formally protested the adverse findings of the IRS examiner and intend to pursue our income tax position with the IRS through the established appeals process. Our overall effective income tax rate for Fiscal 2021 was 4.3%.
●	Succession Planning. Over the past several years, the Company has been focused on succession planning at its subsidiaries. Early in Fiscal 2021, we made changes in the operational and financial leadership at APC. The new management team provided immediate impacts through their active management of the TeesREP project and the restructuring of the subcontract terms and conditions. Additionally, they are focused on reducing costs, limiting future commercial and project risks and achieving sustained profitability for the combined operations of APC, which has become profitable since the leadership change. As discussed in last year’s proxy statement, we announced an agreement with Mr. Griffin in November 2019 on the terms of the change in his role from Chief Executive Officer and Vice Chairman of Gemma to Non-Executive Chairman of Gemma, which was an important step in the leadership transition that was planned to occur there. Since August 2018, Messrs. Collins and Trebilcock have served as Co-Presidents of Gemma and are now directing the activities of Gemma and making the top management decisions affecting its performance, while being mentored, advised and supported by Mr. Griffin. The seamless transition with the appropriate incentives and motivation for the Co-Presidents should result in the continued strong performance of Gemma over the long term.
●	Retaining and Incentivizing Core Employees. The Company made the decision to incur the costs of maintaining core Gemma staff whose time is typically charged to projects during the prolonged transition period from the completed power plant projects in Fiscal 2019 to new and expected new project starts. While this adversely impacted our bottom line in Fiscal 2020, we believe that the preservation of an intact and experienced staff successfully provided a cohesive existing team of employees capable of navigating through the challenges of the COVID-19 pandemic during the critical early Fiscal 2021 stages of the Guernsey Power project. We believe that the deferred compensation plan covering a targeted set of managers and key employees at Gemma, augmented by the award of stock options covering 75,000 shares of our Common Stock to employees at Gemma during Fiscal 2021, should encourage long-term employee retention of the individuals who are significant contributors to the operational excellence of Gemma and the success of the Company. Additionally, in April 2021, we made targeted investments in the leadership teams at all of our subsidiaries by awarding time-vesting restricted stock units covering 19,500 shares of our Common Stock. Also in April 2021, to provide incentives to the Co-Presidents of Gemma to actively work to increase the number and amounts of renewable energy projects awarded to Gemma over the next three years, we awarded RRSUs to the Co-Presidents covering 5,000 shares of our Common Stock for each executive. We describe these RRSU awards in detail under “Changes Made Over the Last Four Years” below. We believe that our efforts to retain the core groups of management and other key employees at Gemma and our other operating companies were effective during Fiscal 2021, as we believe that turnover of management and key employees continues to be low relative to industry standards.

Compensation for Mr. Collins and Mr. Trebilcock. The Compensation Committee reviewed the incentive compensation results for Mr. Collins and Mr. Trebilcock, and confirmed that they were determined pursuant to the terms of the identical employment agreements which were entered into on November 15, 2019. The employment agreements have four performance-based criteria for each fiscal year, including Gemma’s achievement of certain levels of adjusted EBITDA and of adjusted EBITDA as a percent of corresponding revenues, Gemma’s meeting certain safety targets and the increase in the active contract backlog of Gemma.

For the first criterion, if the adjusted EBITDA of Gemma (as defined in each Co-President Agreement, see the “Summary of Employment Agreements” section below) for any fiscal year equals or exceeds $30 million, each Co-President shall be entitled to receive a cash payment in an amount between 1% and 2% of adjusted EBITDA of Gemma based on a sliding scale. For Fiscal 2021, the adjusted EBITDA of Gemma, as defined, was $32.4 million.

For the second criterion, if the adjusted EBITDA as a percent of revenues of Gemma (as defined in each Co-President Agreement) for any fiscal year equals or exceeds ten percent (10%), each Co-President shall be entitled to a payment in an amount between 0.2% and 1% of adjusted EBITDA of Gemma based on a sliding scale. For Fiscal 2021, the adjusted EBITDA as a percent of revenues of Gemma, as defined, was 12.1%.

For the third criterion, if the project safety performance on Gemma’s projects, as measured by the OSHA Recordable Incident Rate (“RIR”), for any calendar year during their employment term is between 0.0 and 1.5, each Co-President shall be entitled to receive a performance-based compensation payment of up to $200,000 based on a sliding scale. If the RIR for any calendar year during their employment term is greater than 1.5, the overall performance-based compensation of each Co-President shall be reduced based on a sliding scale. For calendar year 2020, because Gemma’s RIR equaled 0.47, each Co-President earned the maximum amount of $200,000.

For the fourth criteria, if the change from the beginning of the fiscal year to the end in the amount of remaining unsatisfied performance obligations plus revenues of Gemma during the year (“change in active contract work”) exceeds zero, each Co-President shall be entitled to performance-based compensation equal to 0.05% of the change in active contract work, subject to a maximum of $250,000. For Fiscal 2021, the change in active contract work increased by approximately $16 million.

The total amount of performance-based cash compensation for any fiscal year earned by Mr. Collins and Mr. Trebilcock as a result of Gemma’s attainment of one or more of the performance goals described above may not exceed a total amount of $2,500,000. Mr. Collins and Mr. Trebilcock each earned non-equity incentive plan cash compensation in the amount of $662,000 for Fiscal 2021 pursuant to the terms of each Co-President Agreement.

The nonqualified deferred compensation plan for key employees of Gemma was approved by our Board on April 6, 2017 (see Exhibit 10.7 to our Annual Report on Form 10-K for the year ended January 31, 2017 that was filed with the SEC on April 11, 2017) with the objective of keeping the management team of Gemma in place for the long term. The unfunded, cash-based plan has five to seven-year vesting periods with a continuous employment requirement.

Based on the performance of certain key employees and Gemma for the year just ended, a dollar amount may be contributed to the deferred compensation plan for each such employee. Of each annually awarded amount, 50% vests on the fifth anniversary of the date of award and 25% vests on each of the sixth and seventh anniversary dates. Except in the event of disability or death, vesting is dependent on continuous employment with Gemma up to the applicable vesting date. Mr. Collins and Mr. Trebilcock are participants in the plan, with deferred compensation balances at January 31, 2021 of $550,000 and $500,000, respectively, established in prior years. Neither of the Co-Presidents received deferred compensation related to Fiscal 2021.

IRC Section 409A regulates the income tax treatment of most forms of nonqualified deferred compensation. We believe we are in compliance with IRC Section 409A and the regulations promulgated thereunder.

Compensation Decisions. As a result of the recent deliberations of the Compensation Committee and based on the factors outlined above, the Compensation Committee acted as follows:

●	Approved the payment of annual cash bonuses related to performance during Fiscal 2021 to Mr. Bosselmann and Mr. Watson in the amounts of $200,000 and $180,000, respectively;
●	Approved the payment of non-equity incentive plan compensation related to achievements during Fiscal 2021 to Mr. Collins and Mr. Trebilcock in the amount of $662,000 each;
●	Approved the award of non-qualified stock options, TRSUs and PRSUs units to Mr. Bosselmann covering 12,500 shares, 12,500 shares and up to 25,000 shares of Common Stock, respectively;
●	Approved the award of non-qualified stock options, TRSUs and PRSUs units to Mr. Watson covering 10,000 shares, 10,000 shares and up to 20,000 shares of Common Stock, respectively;
●	Approved the award of TRSUs, RRSUs and PRSUs units to Mr. Collins and Mr. Trebilcock covering, for each of them, 5,000 shares, up to 5,000 shares and up to 2,000 shares of Common Stock, respectively.

The stock-based awards identified above were made to Messrs. Bosselmann, Collins, Trebilcock and Watson in April 2021. Accordingly, the values of these awards will be included in the “Summary Compensation Table” in the amounts of compensation to be reported for the fiscal year ending January 31, 2022.

For Fiscal 2021, over 61% and 49% of all cash and equity incentive compensation, respectively, was “At Risk” for our Named Executive Officers. As discussed above, the decisions of the Compensation Committee were based on recommendations received from our CEO, the Compensation Committee’s own evaluations of each executive’s performance, the overall achievements accomplished by the Company during Fiscal 2021 and our overall executive compensation strategy. The Compensation Committee approved the cash bonus and non-equity incentive compensation payments described above. In addition, the Compensation Committee made its recommendations for stock option and restricted stock awards to the full Board of Directors for approval. These recommendations were approved by the independent directors of the Board of Directors in April 2021.

Competitive Market Positioning

Although the Compensation Committee has the authority under its charter to hire outside advisors to provide it with information as needed in making compensation decisions, it has not used the services of any external advisor in connection with the exercise of its responsibilities or completion of any of its initiatives. In view of the holding company structure and special factors relating to our business, the Compensation Committee believes that the engagement of a compensation consultant would not provide significant information beyond that which is available to us at this time.

The Compensation Committee seeks to achieve executive compensation that is aligned with the program’s pay-for-performance principles and is competitive with compensation provided by a peer group of selected publicly traded companies. In determining executive compensation, the Compensation Committee considers a number of factors and data from a market-relevant group of peer companies that are potential competitors for executive talent and each Named Executive Officer’s performance and experience.

For Fiscal 2021, the peer group consisted of the following 12 companies from the specialty construction and engineering services industry (the “Peer Group”).

Peer Group
Frank’s International N.V.	MYR Group Inc.
Granite Construction Incorporated	Newpark Resources, Inc.
Gulf Island Fabrication, Inc.	Primoris Services Corporation
Infrastructure and Energy Alternatives, Inc.	Orion Marine Group, Inc.
Integrated Electrical Services Corporation	Sterling Construction Company, Inc.
Matrix Service Company	Team, Inc.

The Compensation Committee periodically reviews the composition of the Peer Group and updates it based on available market information when appropriate. The companies in the Peer Group were selected because, in the judgment of the members of the Compensation Committee, they represent companies with which we would compete for executive talent. There were three companies removed from the Fiscal 2020 Peer Group and three new companies added to our Peer Group for Fiscal 2021. Aegion Corporation was removed due to its pending transaction to become private.  Dycom Industries, Inc. and Tutor Perini Corporation were removed due to significant differences in revenues and/or market capitalizations when compared to ours.  The Compensation Committee purposefully determined to add companies generally with lower market capitalizations and revenues than ours to achieve an overall peer group balance that aligns more closely with those of ours.  As such, Gulf Island Fabrication, Inc.,  Infrastructure and Energy Alternatives, Inc. and Newpark Resources, Inc. were added to the peer group.  In addition to size, each of these generally related to our capabilities providing fabrication and construction services to the power and energy markets.

We do not view benchmarking as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, but we believe that gathering and reviewing this information should be a part of our compensation-related decision-making process. In exercising its collective judgment in the assessment of executive pay, the Compensation Committee uses benchmarking as one consideration. However, at this time, the committee’s decisions are based primarily on recommendations from our CEO, its own evaluations of executive performance, the Company’s overall performance, the specific accomplishments of Gemma and our other operating companies, and our overall compensation strategy. We do not target executive compensation at any specific percentile or ranking within our Peer Group.

Say-on-Pay Vote and Investor Outreach

Overview. In 2017, our advisory vote to ratify our executive compensation failed to receive the majority support from our stockholders. Disappointed by this decline in support from the prior year, our Compensation Committee undertook a comprehensive stockholder outreach initiative in the summer and fall of 2017, which supplemented our ordinary ongoing investor relations program to better understand the perspectives of our stockholders with respect to our compensation practices, and to evaluate and address any concerns or feedback we received. Based on the feedback we received from our stockholders, we made several significant changes to our executive compensation practices and disclosures. These enhancements were positively received, and our 2018 advisory vote to ratify our executive compensation received the support of approximately 93% of votes cast.

Continuing Shareholder Engagement. Following the success of our shareholder outreach initiative in 2017, our Board of Directors determined that it would be beneficial to continue these efforts in 2018 and beyond, again to complement our normal investor relations program. For the outreach performed ahead of our 2021 Annual Meeting, we proactively reached out to our top 25 shareholders, who collectively represented approximately 72% of our outstanding shares. Seven of these investors, representing approximately 27% of our outstanding shares, accepted our invitation to schedule teleconferences, while the remaining stockholders either declined our invitation for discussion or did not respond. The conversations, which took place primarily during February 2021, were led by Mr. Quinn, our lead independent director, the chairman of our Compensation Committee and a member of our Nominating/Corporate Governance Committee, along with Mr. Watson, our CFO.

What We Heard. Prior year engagement efforts focused heavily on executive compensation, company strategy, board composition and succession planning at Gemma. Our February 2021 outreach continued to focus on succession planning, including the leadership changes at APC, risk mitigation efforts related to COVID-19 and environmental, social and governance matters (“ESG”). Similar to last year, shareholders expressed appreciation for our approach to succession planning. Additionally, shareholders welcomed our increased efforts to grow our renewable power sector business and recommended that we should consider structuring executive compensation to incentivize these efforts. Lastly, shareholders continued to express an interest in increased ESG disclosures, though there was no consensus on content or approach.

Next Steps. The feedback we received from investors during February 2021 has been conveyed to the Board for its due consideration. The Board has already taken action with the granting of RRSUs in April 2021 to incentivize growth in the renewable power sector and the ESG subcommittee of the Board has worked with management to increase our ESG polices, actions and disclosures. As noted above, we anticipate that we will continue our practice of conducting extensive off-season stockholder outreach ahead of our 2022 Annual Meeting. We look forward to communicating with investors, and will continue to consider their views and perspectives, as appropriate, in making decisions and establishing strategic direction for the Company going forward.

Changes Made Over the Last Four Years

Based on the feedback we received during our outreach efforts in 2017, the Compensation Committee took action. We have enhanced the disclosures included in our proxy statements by providing discussion of our executive compensation program with greater clarity including the specific factors that influence the annual decisions of the Compensation Committee on executive compensation.

We changed our standard stock option vesting period to three years from the one-year period used historically. The longer vesting period has been included in all stock option awards made since January 2018. The Compensation Committee also reduced the number of shares of our Common Stock typically covered by stock option awards made to our CEO and CFO. The lower stock option awards are now complemented with the awards of restricted stock units which are intended to introduce a stronger performance-based equity component to our long-term incentive awards. Performance-based restricted stock units, or PRSUs, have been awarded to Messrs. Bosselmann and Watson each April since 2018; these awards vest over three-year periods based on our total shareholder returns relative to our Peer Group. We believe that this type of incentive award is more consistent with market practice. We also believe that the measurement of total shareholder return is an appropriate performance metric as the Holding Company Named Executive Officers are considered to have direct influence on the results. The investors expressed support for our use of restricted stock units as an element of our executive compensation program and the use of this metric-scheme specifically. Additionally, in April 2021, we further reduced the number of stock option awards and added time-vested restricted stock units, or TRSUs, as a component of the overall executive compensation program.  These changes were made, in part, to address the negative impacts on stock options of increased dividend distributions, to encourage increased holdings of our stock, and to retain talent over the long-term.

In April 2021, 2020 and 2019, the Board awarded stock options to Mr. Bosselmann covering 12,500, 40,000 and 40,000 shares of our Common Stock, respectively, and the award of PRSUs with the targeted number of shares available for issuance equal to 12,500, 12,500, and 10,000 shares of our Common Stock, respectively. The vesting period for each stock option is three years. The restrictions of each PRSU lapse over three-year periods depending on the price performance of our Common Stock compared to the price performance of the common stock of a peer group.  Additionally, in April 2021, the Board approved the award of 12,500 TRSUs to Mr. Bosselmann.

Likewise, the Board awarded stock options to Mr. Watson covering 10,000, 32,000 and 32,000 shares of our Common Stock in April 2021, 2020 and 2019, respectively, with vesting over three-year periods, and awarded PRSUs to Mr. Watson with the targeted number of shares available for issuance equal to 10,000, 10,000 and 8,000 shares, respectively, with the same lapsing terms as included in the awards for Mr. Bosselmann. Additionally, in April 2021, the Board approved the award of 10,000 TRSUs to Mr. Watson.

Depending on the price performance of our Common Stock compared with the peer group, the maximum numbers of shares of Common Stock that Mr. Bosselmann and Mr. Watson may earn over the three-year stock price performance period of the PRSUs awarded in April 2021 are 25,000 shares and 20,000 shares, respectively, plus adjustments for cash dividends, as determined based on the stock earning scale presented below:

Rank	13th	12th	11th	10th	9th	8th	7th	6th	5th	4th	3rd	2nd	1st
Percentile	—%	8.3%	16.6%	25.0%	33.3%	41.6%	50.0%	58.3%	66.6%	75.0%	83.3%	91.6%	100.0%
Payout	—%	—%	—%	—%	—%	—%	100%	100%	150%	200%	200%	200%	200%

The amounts of annual cash bonuses awarded to our holding company employees have typically been modest and have varied within a fairly narrow range. However, given the concerns of one institution, the Compensation Committee adopted a policy that caps the annual cash incentive awards for Mr. Bosselmann and Mr. Watson to the equivalent of 200% of the amount of base salary. We believe that this policy mitigates the risk of excessive windfall awards, while still ensuring that our executives are adequately rewarded for their performance.

In April 2021, in response to shareholder feedback and to incentivize the Co-Presidents of Gemma to increase the number and amounts of renewable energy projects awarded to Gemma over the next three years, we introduced RRSUs as a new component to their executive compensation packages. The maximum number of shares of Common Stock that may be issued to each Co-President pursuant to each RRSU is 5,000 shares, plus adjustments for cash dividends. The restrictions related to each RRSU award shall lapse based on Gemma’s success in increasing the amount of New Renewable Adjusted RUPO, as defined, during certain periods within the three-year term of each RRSU agreement.

Renewable energy projects are defined as profitable projects awarded to Gemma related to solar, wind, hydrogen or other renewable-related technologies, with an emphasis on hydrogen and other renewable-related technologies which receive a multiplier of 200% and 150%, respectively.  RUPO is defined as the value of the Remaining Unsatisfied Performance Obligations in contracts with customers, determined in accordance with US GAAP, which represents the amount of unrecognized revenues for active contracts with customers. The amounts of the annual New Renewable Adjusted RUPO hurdles for each of the next three years are $325 million, $425 million and $550 million, and the amount of a cumulative hurdle over the three-year measurement period is $1.3 billion.  If each of these hurdles are exceeded (each are mutually exclusive), the number of shares related to each hurdle of the RRSU award for each Co-President will be earned and issued at the end of the corresponding period covering 1,000, 1,000, 1,000 and 2,000 shares of Common Stock, respectively.

Additionally, in April 2021, to continue to incentivize collaboration with our three other subsidiaries, the Board awarded PRSUs to Mr. Collins and Mr. Trebilcock, with the targeted number of shares available for issuance to each Co-President equal to 1,000 shares.

Although there was not a clear consensus from our stockholders on this matter, the Compensation Committee has committed to a policy of not entering into any new employment agreements with “single-trigger” change-in-control provisions. The Compensation Committee did consider amending the existing agreements to remove these provisions. However, after careful deliberation, the members ultimately concluded that obtaining agreement on such amendments would have required significant trade-offs that were not in the best interests of our stockholders.

As indicated above, the Compensation Committee continues to evaluate the composition of our Peer Group of companies. The members of the currently constituted group that we intend to use in order to provide effective comparisons for our financial performance are included in the chart above. This peer group of companies is also used to evaluate whether the compensation elements and amounts for our executives are competitive with market practices. During the last three years, we made several changes to this Peer Group which we believe reflect the increasing complexity of our business and the evolving market in which we compete for talent.

The members of the Compensation Committee intend to continue the ongoing dialogue with investors and our proxy advisory firm and, if appropriate, will continue to consider their feedback as we make future changes to the Company’s executive compensation programs that are consistent with our corporate business objectives.

2017 Changes Implemented by the Compensation Committee

We also note here that the Company adopted policies and guidelines during Fiscal 2017 in order to incorporate evolving “best practices” into our executive compensation program. These new policies, which were also described in our previous four proxy statements, are summarized below.

Stock Ownership Guidelines. The Board of Directors established stock ownership guidelines for the Named Executive Officers and the non-employee members of the Board to further align their economic interests with those of our stockholders. Under these guidelines, stock ownership includes shares owned directly or held in trust by an individual. The policy does not encompass shares that an individual has the right to acquire through the exercise of stock options. The guidelines are expected to be met within five years of the date they were established. The Board periodically reviews the stock ownership guidelines and may make adjustments. The Board of Directors will require that each Named Executive Officer owns a minimum number of shares of our Common Stock under the guidelines set forth in the table below.

	Required Ownership	Ownership	Shares Held	Value as of	Meets
Name	(multiple of salary)	Requirement	Calculation	April 30, 2021	Requirement
Rainer H. Bosselmann	CEO – 5X	$1,125,000	361,770	$18,142,766	Yes
Charles E. Collins IV	Co-President, Gemma – 1X	$315,000	2,750	$137,913	In Process
T. Colin Trebilcock	Co-President, Gemma – 1X	$315,000	2,750	$137,913	In Process
David H. Watson	CFO – 1X	$225,000	18,000	$902,700	Yes

Included in the Shares Held Calculations for each Named Executive Officer presented above are 25% of the target number of shares of Common Stock that may be issued to each officer pursuant to outstanding PRSUs, RRSUs and TRSUs, even though such shares are not considered beneficially owned for purposes of the “Principal Stockholders” table included herein.

Until the applicable ownership requirement is achieved, each individual is required to retain shares of Common Stock with a total value of at least 50% of the intrinsic value, net of taxes, of any shares that he or she acquires under a Company stock option or stock award plan. Excluding sales of shares related to taxes associated with the exercising of stock options or vesting of stock awards, no sales of existing stockholdings are permitted until the applicable required stock ownership quantity is attained. Once the applicable ownership requirement is attained, the individual may sell any shares that exceed the applicable minimum requirement.

Each non-employee member of our Board of Directors shall own a minimum of 10,000 shares of our Common Stock, and each one has either exceeded the stock ownership threshold or is making satisfactory progress toward achieving the ownership requirement.

Clawback Policy. The Company adopted a Clawback Policy covering performance-based incentive compensation. Under this policy, the Board of Directors may, in its sole discretion and to the extent that it determines it is in the Company’s best interest to do so, require the reimbursement of all or a portion of any performance-based incentive compensation, if:

●	This compensation was based on the achievement of financial results that were subsequently the subject of, or affected by, a restatement of all or a portion of the Company’s financial statements;
●	The executive officer engaged in gross negligence, intentional misconduct or fraud that caused or partially caused the need for the restatement; and
●	The amount of performance-based incentive compensation that would have been awarded to, or the profit realized by the executive officer would have been lower, had the financial results been properly reported.

No Pledging Policy. As an element of the new stock ownership guidelines, no officer or director of the Company may pledge, hypothecate, create any lien or security interest on, or enter into a margin contract secured by, any shares, options to purchase shares, or any other interest in shares of our Common Stock.

Anti-Hedging Policy. Our Board also approved an anti-hedging policy which prohibits all of our directors, employees, and agents from (i) speculative trading in our securities; (ii) engaging in hedging transactions using our securities; (iii) “short selling” our securities; or (iv) trading derivative securities, such as put options, call options, swaps, or collars related to our securities.

Major Elements of Executive Compensation and Analysis of Compensation Decisions

Annually, the Compensation Committee considers each of the following elements of executive compensation, individually and in the aggregate, when making decisions regarding the ratification and/or approval of compensation amounts for each Named Executive Officer. The Compensation Committee has reviewed the structure of the Company’s executive compensation program for imprudent risks and it has discussed the findings of this risk assessment with management. The members of the Compensation Committee believe that our executive compensation program does not motivate employees to take risks that are reasonably likely to have a material adverse effect on us.

Annual Base Salaries. Each Named Executive Officer is paid an annual base salary which amount reflects the value of the executive’s skills to the Company, experience with the Company and prior, the record of achievement, expectations of future accomplishments and other factors considered important to the Company. Base salary levels are established in order to attract quality executives, to provide a fixed base of cash compensation, and to recognize the challenges and varied skill requirements of different positions.

Base salaries are reviewed annually and from time to time in connection with a promotion or other change in responsibilities. In making individual salary recommendations to the Compensation Committee, our CEO evaluates the performance of the other Named Executive Officers, reviews market compensation levels for comparable positions, and considers the particular executive’s potential attractiveness to other companies while mindful of the overall financial health and performance of the Company. The Compensation Committee reviews the salary recommendations of the CEO and, together with impressions formed based on the observations of the members, approves base salaries for Named Executive Officers. The Compensation Committee sets the base salary for the CEO. In so doing, the Compensation Committee members annually review the performance of the CEO and other relevant information. The base salary amounts paid to each Named Executive Officer for the fiscal years ended January 31, 2021, 2020 and 2019 are set forth in the “Salary” column of the “Summary Compensation Table” presented below. No changes were made to the base salaries of the Named Executive Officers for the fiscal year ended January 31, 2021. However, effective March 2021, Mr. Watson’s base salary amount was increased to $225,000.

Annual Cash Bonuses. The Compensation Committee may award cash bonus payments to Named Executive Officers in order to recognize and to reward individual performance that has meaningfully enhanced the operations and financial results of the Company during the most recently completed fiscal year. Awards are intended to convey to executives that good performance is recognized and valued by the members of the Compensation Committee.

Furthermore, we believe that annual cash bonus awards strongly encourage executives to continue to improve their efforts in delivering annual results that are aligned with our long-term goals. At the conclusion of each fiscal year, the CEO submits recommended annual cash bonus award amounts for each of the other Named Executive Officers to the Compensation Committee for consideration and ultimate approval.

After reviewing the recommendations of the CEO, the Fiscal 2021 financial performance of the Company as a whole, the navigation of the COVID-19 pandemic, the strong safety record, the successful tax savings, applicable employee contract performance calculations and the individual performances of Messrs. Bosselmann, Collins, Trebilcock and Watson, the Compensation Committee approved an aggregate amount of $1,704,000 in annual cash awards for Fiscal 2021. The amounts of the cash bonus awards earned by each Named Executive Officer for the fiscal years ended January 31, 2021, 2020 and 2019 are set forth in the “Bonus” column of the “Summary Compensation Table” presented below. The amounts of cash awards determined pursuant to non-equity incentive compensation plans included in each Co-Presidents Agreement are presented in the corresponding column of the “Summary Compensation Table”. The cash awards related to Fiscal 2021 were paid to executives in March 2021. The annual cash bonus award amounts for Messrs. Bosselmann and Watson will continue to be subject to maximum amounts equal to 200% of the corresponding base salary amounts.

Long-Term Equity-Based Compensation. Named Executive Officers are eligible to receive grants of long-term equity-based compensation awards under our Stock Plans. In the past, equity-based awards to Named Executive Officers consisted of time-vesting stock options which the Compensation Committee members continue to believe respond to the executive compensation program’s objectives of:

●	Linking incentive compensation to the Company’s long-term performance;
●	Creating long-term stockholder value;
●	Aligning the financial interests of the Named Executive Officers with the financial interests of stockholders; and
●	Rewarding actions that enhance long-term stockholder returns.

However, commencing with awards made three years ago, the Compensation Committee combined PRSUs with non-qualified stock options for the long-term equity-based compensation awards made to Mr. Bosselmann and Mr. Watson. The release of the corresponding stock restrictions depends on the price performance of our Common Stock measured against the price performance of the Peer Group of common stocks over a three-year period. In addition, the vesting period associated with non-qualified stock options awarded to each executive is three years, consistent with the elongated vesting period policy for stock options that was adopted by the Compensation Committee in January 2018.

More recently, the Compensation Committee reduced the number of annual stock option awards and added TRSUs as a component of the overall executive compensation program.  These changes were made, in part, to address the negative impacts on stock options of increased dividend distributions, to encourage increased holdings of our stock, and to retain talent over the long-term.  Additionally, in response to shareholder feedback and to incentivize the Co-Presidents of Gemma to increase the number and amounts of renewable energy projects awarded to Gemma over the next three years, we introduced RRSUs.

In making each award determination, the Compensation Committee considered key business priorities, Peer Group trends, potential stockholder dilution and the general economic environment. Stock options are typically used as incentives to align the priorities of Named Executive Officers with those of our stockholders because stock options provide value to holders only if our stock price increases from the date of grant to the date of exercise. In addition, except with respect to certain terminations following a change in control of the Company, the continued employment of a stock option holder is required for the vesting of each stock option to occur. Thus, the potential realization of the value of outstanding but unvested stock options meaningfully encourages executives to remain with the Company, as leaving the Company results in the forfeiture of the value and potential gain associated with any unvested stock option awards.

Based on the results of its deliberations focused on performance for Fiscal 2021, the Compensation Committee recommended the award of stock options to Messrs. Bosselmann and Watson on April 16, 2021, which were subsequently approved by the Board, having grant date fair values of approximately $139,000 and $111,200, respectively, based on the Black-Scholes valuation model and an option exercise price equal to the closing price of the underlying Common Stock on the date of grant ($54.60 per share). PRSUs were awarded to Messrs.  Bosselmann, Watson, Collins and Trebilcock on April 16, 2021 with estimated fair value amounts of approximately $604,013, $483,210, $48,321 and $48,321, respectively. In addition, TRSUs were awarded to Messrs.  Bosselmann, Watson, Collins and Trebilcock on April 16, 2021 with estimated fair value amounts of approximately $682,500, $546,000, $273,000 and $273,000, respectively. Lastly, RRSUs were awarded to Messrs. Collins and Trebilcock on April 16, 2021 with estimated fair value amounts of approximately $136,500 and $136,500, respectively. Information regarding stock options and PRSUs awarded to Named Executive Officers during Fiscal 2021 is presented in the “Grants of Plan-Based Awards Tables” section of this Proxy Statement that is included below. The fair value amounts of the stock options and PRSUs awarded to Named Executive Officers during the fiscal years ended January 31, 2021 and 2020, and the fair value amounts of the stock options and PRSUs awarded to Messrs. Bosselmann and Watson during the fiscal year ended January 31, 2019 are set forth in the “Summary Compensation Table” that is also presented below.

Severance and Change in Control Benefits

In the event of a change in control, Mr. Bosselmann is entitled to receive benefits under an individual arrangement negotiated with the Company some time ago. Also, in the event of employment termination, Messrs. Bosselmann, Collins, Trebilcock and Watson may be paid severance benefits in certain circumstances pursuant to each executive’s individual agreement negotiated with the Company. The estimated severance benefits that would be payable to each executive under the respective arrangements upon the occurrence of certain events are set forth in the chart that is included in the section “Potential Payments upon Termination” below. Providing severance and change in control benefits assists the Company in attracting and retaining executive talent. Additional details regarding the severance and change in control provisions of the employment agreement for each current Named Executive Officer are also provided below in the “Summary of Employment Arrangements” section of this Proxy Statement.

The members of the Compensation Committee believe that the existence of the change in control benefits, or single-trigger severance benefits, included in the employment agreement for Mr. Bosselmann should be considered in light of the stockholder value created by the management team assembled and the Company’s desire to retain this individual. Mr. Bosselmann, both the Chairman of our Board and our CEO, has served in these capacities since 2003 leading the Company through periods of acquisition integration, economic downturns and significant growth.

To keep the impacts of the change in control provision in perspective, it is important to note that the Company’s market capitalization was approximately $30 million prior to the Company’s acquisition of Gemma in December 2006. Based upon the closing market price of our Common Stock at January 31, 2021, the Company’s market capitalization was approximately $679 million, or approximately 23 times higher than that at the time of the acquisition. This increase does not reflect an aggregate of $154 million in dividends paid to the Company’s stockholders over the past ten years. The principal reason for this market capitalization expansion and the funding source for the cash dividends that have benefitted the stockholders relates to the allocation of capital to, and the performance of, Gemma. This stockholder value creation significantly exceeds the potential additional salary and benefits in the approximate amounts of $708,000 that might be due to Mr. Bosselmann, upon a change in control. We believe that it is unlikely that these amounts would represent meaningful impediments to the legitimate interest of a potential acquirer.

Nonetheless, the Company intends to refrain from including single-trigger change-in-control severance benefits in employment agreements with other executive officers, now and in the future.

Each Stock Plan and the corresponding written agreements with the executives describe the effects on outstanding stock options and stock awards of the termination of a holder’s employment with the Company under various circumstances, including the provision that all outstanding stock options and stock awards shall generally become fully vested upon a change in control of the Company, as defined in the applicable Stock Plan document.

Other Benefits

We maintain three tax qualified defined contribution retirement plans (the “401(k) Plans”) that cover substantially all salaried and hourly employees. Each of the Named Executive Officers participates in a 401(k) Plan. Each employee is entitled to participate in only one of the 401(k) Plans. We do not maintain any defined benefit pension plan or non-tax qualified supplemental retirement plan. Group benefits for active employees such as medical, dental, vision, life insurance and disability coverages are available to substantially all salaried and hourly employees, including Named Executive Officers, through our employee health and welfare plans.

Tax Deductibility of Compensation

For tax years beginning before December 31, 2017, Section 162(m) of the Internal Revenue Code precluded a public corporation from taking an income tax deduction in any one year for compensation in excess of $1,000,000 for certain of its executive officers (excluding the chief financial officer) employed on the last day of the fiscal year, unless the compensation was determined based on the satisfaction of certain specific performance goals.

The Tax Cuts and Jobs Act (the “Tax Act”), signed into law in December 2017, established additional limitation on the deduction for certain executive compensation under Section 162(m). For tax years beginning after December 31, 2017 (i.e., our Fiscal 2019), the exception for performance-based compensation was eliminated and covered employees (those subject to the deduction limitation) now includes the chief financial officer. Further, once an employee qualifies as a covered employee, the limitation applies to that person as long as the company pays that person compensation (even if retired or severed). As such, for Fiscal 2019, Fiscal 2020 and Fiscal 2021, we could not deduct compensation in excess of $1,000,000 for Mr. Griffin.  The compensation amounts for the other Named Executive Officers unrelated to the exercise of non-qualified stock options generally have not exceeded the $1,000,000 excess compensation threshold.

Summary of Our Executive Compensation Principles and Objectives

Our executive compensation program is designed to reward executives who contribute to our consistent favorable performance and successful attainment of strategic goals and operating plans with total compensation that is comparable to those companies with which we compete for executive talent. The executive compensation program is intended to maintain a strong link between compensation and performance and is intended to achieve the following:

●	First and foremost, attract, retain and motivate highly-performing executives who drive our businesses and financial performance;
●	Support our Company’s business strategies and the achievement of the Company’s short-term and long-term goals by encouraging profitable growth and increased stockholder value;
●	Align the interests of the Named Executive Officers with the long-term interests of our stockholders;
●	Promote Common Stock ownership of the Company; and
●	Discourage excessive risk-taking.

Overall levels of executive compensation are established based on an assessment of our performance as a whole. Individual executive compensation is determined based on an assessment of the experience and performance of each Named Executive Officer, as well as the compensation levels of comparable positions in the Peer Group and general market practices. Variation in compensation among the Named Executive Officers reflects the different roles, responsibilities, and performance of the Named Executive Officers, as compared to comparable positions in the Peer Group with which we compete for talent. As noted before, the Holding Company Named Executive Officers perform substantially different functions from operating subsidiary Named Executive Officers, and are thus compensated with relatively lower base salaries and generally receive a greater mix of stock-based compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the preceding Executive Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on such review and discussion, the Compensation Committee recommended to the Board that it be included in this Proxy Statement and be incorporated by reference into our Annual Report. The foregoing report has been furnished on behalf of the Board by the undersigned members of the Compensation Committee.

Submitted by the Compensation Committee of the Board of Directors:

James W. Quinn (Chairman, Compensation Committee)

Cynthia A. Flanders (Member, Compensation Committee)

William F. Leimkuhler (Member, Compensation Committee)

Summary Compensation Table

For Fiscal 2021, we are reporting compensation for four “Named Executive Officers” identified below, including the Company’s CEO, the Company’s CFO and the Co-Presidents of Gemma. The following table sets forth the total amount of compensation paid to or earned by these Named Executive Officers for services in all capacities for the fiscal years ended January 31, 2021, 2020 and 2019.

	Fiscal					Non-equity
Name and Principal	Year Ended	Salary	Bonus	Stock	Stock Option	Incentive Plan	All Other	Total
Position	January 31,	Earned	Earned	Awards (1)	Awards (2)	Compensation (3)	Compensation (4)	Compensation
Rainer H. Bosselmann	2021	$225,000	$200,000	$373,861	$227,200	$—	$1,834	$1,027,895
Chief Executive Officer	2020	225,000	200,000	444,960	467,365	—	1,200	1,338,525
	2019	225,000	225,000	332,615	349,600	—	1,200	1,133,415

David H. Watson	2021	$200,000	$180,000	$299,088	$181,760	$—	$2,647	$863,495
Senior Vice President,	2020	200,000	180,000	355,970	373,890	—	1,380	1,111,240
Chief Financial Officer,	2019	200,000	200,000	266,092	279,680	—	1,850	947,622
Treasurer and Corporate
Secretary

Charles E. Collins IV	2021	$315,000	$—	$—	$56,800	$662,000	$30,784	$1,064,584
Co-President, Gemma (5)	2020	291,667	—	—	86,732	450,000	29,200	857,599

T. Colin Trebilcock	2021	$315,000	$—	$—	$56,800	$662,000	$30,784	$1,064,584
Co-President, Gemma (5)	2020	291,667	—	—	86,732	450,000	29,200	857,599

(1)	Amounts represent the estimated award-date fair value determined for financial reporting purposes by using the per share price of a share of our Common Stock and the target number of shares for the award, by assigning equal probabilities to the thirteen possible payout outcomes at the end of the three-year vesting period, and by computing the weighted average of the possible outcome amounts. For each case, the estimated fair value amount was calculated to be 88.5% of the aggregate market value of the target number of shares on the award date.
(2)	Amounts represent the aggregate award-date fair value computed for financial reporting purposes reflecting the assumptions discussed in Note 12 – Stock-Based Compensation of our consolidated financial statements that are included in Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2021.
(3)	Amounts represent cash earnings for Mr. Collins and Mr. Trebilcock for Fiscal 2021 determined pursuant to the terms of the applicable Co-President Agreement.
(4)	Amounts represent matching and profit-sharing contributions made pursuant to the Company’s 401(k) plans, termed life insurance premiums, and car allowance payments made to Messrs. Collins and Trebilcock.
(5)	In November 2019, the Company announced the planned leadership changes at Gemma pursuant to which Charles Collins and Colin Trebilcock, the Co-Presidents of Gemma, assumed policy-making leadership roles at Gemma making them Named Executive Officers of the Company responsible for directing the activities of Gemma and making the top management decisions affecting its performance. Accordingly, compensation amounts earned by Mr. Collins and Mr. Trebilcock for the year ended January 31, 2019 are not reported in this table.

Executive Officers Who Are Not Directors

Mr. Watson, age 45, was appointed our Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary, effective October 15, 2015. Mr. Watson is a certified public accountant and has held senior financial positions with public and private companies for over 15 years. Mr. Watson was the chief financial officer of Gladstone Investment Corporation from 2010 until 2015 and also served as its treasurer from 2012 until 2015. Gladstone Investment Corporation is a closed-end, non-diversified management investment company. Mr. Watson holds a BS degree from Washington & Lee University and an MBA degree from the University of Maryland.

Mr. Collins, age 44, has served as Co-President of Gemma since August 2018. Additionally, he served as Director of Projects at Gemma from July 2018 to July 2019. Prior to July 2018, Mr. Collins served as a Gemma Project Manager. Mr. Collins graduated from The State University of New York with a degree in physics, is a certified Project Management Professional and holds several state contracting licenses for Gemma.

Mr. Trebilcock, age 50, has served as Co-President of Gemma since August 2018. Additionally, Mr. Trebilcock served as a Senior Project and Construction Resource Manager at Gemma from July 2018 to July 2019. From March 2016 to July 2017, he served as a Gemma Senior Project Manager. Prior to March 2016, Colin served as a Gemma Project Manager. Mr. Trebilcock is a veteran of the U.S. Navy Nuclear Power Program and is a certified Project Management Professional. He graduated from Washington & Jefferson College with a degree in history.

Summary of Employment Agreements

Rainer H. Bosselmann. On January 3, 2005, the Company entered into an employment agreement with Rainer H. Bosselmann as its Chief Executive Officer. Pursuant to the agreement, the Company agreed to employ Mr. Bosselmann for an initial term of one year, which term automatically renews for successive one-year periods unless the Company or Mr. Bosselmann provides at least 90 days’ prior written notice of its or his election not to renew. The agreement provides for an annual base salary during the employment period, subject to increase (but not reduction) from time to time in such amounts as the Company, in its reasonable discretion, deems to be appropriate. For the year ended January 31, 2021, the annual base salary for Mr. Bosselmann was $225,000.

The agreement also provides for an annual bonus with the payment and amount determined at the discretion of the Board of Directors of the Company, subject to the satisfaction of any reasonable performance criteria established for Mr. Bosselmann with respect to such year. The agreement further provides that he may participate in any stock option, incentive and similar plans established by the Company and shall be granted stock options and other benefits similar to options and benefits granted to other executives, subject in all cases to the satisfaction by Mr. Bosselmann of the terms and conditions of such plans and to the reasonable exercise by the Board of any discretion granted to it or them thereunder. The Compensation Committee approved the payment of cash bonuses to Mr. Bosselmann in March 2021, March 2020 and February 2019, relating to the fiscal years ended January 31, 2021, 2020 and 2019, in the amounts of $200,000, $200,000 and $225,000, respectively.

Subsequent to each fiscal year end, options to purchase shares of Common Stock are typically awarded to our CEO by the Board of Directors. Pursuant to the terms of a Stock Plan, non-qualified stock options were awarded to Mr. Bosselmann by the Board of Directors in April 2021 covering 12,500 shares of our Common Stock with a per share exercise price of $54.60. This stock option will become exercisable in equal installments on the first three anniversaries of the date of award and will expire on the ten-year anniversary of the award date.

Additionally, subsequent to the end of Fiscal 2021 and pursuant to a Stock Plan, as applicable, the Board of Directors awarded PRSUs and TRSUs to Mr. Bosselmann, as discussed above in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement.

As discussed in that section, the performance-related restrictions related to the applicable number of shares of Common Stock will lapse at the end of a three-year period based on the rank of the total return performance of our Common Stock versus the total return performance of the common stock of the identified Peer Group of twelve other companies.

Pursuant to this arrangement and depending on the stock performances, the target number of shares of Common Stock for the award is 12,500 shares and the maximum number of shares of Common Stock that Mr. Bosselmann may earn pursuant to this award is 25,000 shares, before adjustments for cash dividends. As also discussed above, the restrictions related to the TRSUs awarded to Mr. Bosselmann and covering 12,500 shares of Common Stock will lapse over a three-year period in equal installments on the next three anniversary dates of the award date, before adjustments for cash dividends.

Under his employment agreement, in the event that Mr. Bosselmann’s employment is terminated for any of the reasons specified below or there occurs a “change in control,” Mr. Bosselmann will receive a single lump sum payment in an amount equal to 24 months of his base salary within thirty (30) days after his termination of employment or change in control, as the case may be, without reduction or offset for any other monies which he may thereafter earn or be paid. The reasons which would cause payment to be made to Mr. Bosselmann upon termination include:

(i)	termination due to a material diminution of Mr. Bosselmann’s duties, authority or responsibility, or a material impairment by action of the Company of his ability to perform his duties and responsibilities, regardless of whether such diminution is accompanied by a change in Mr. Bosselmann’s title with the Company;
(ii)	termination due to a material breach by the Company of any provision of the employment agreement, which breach continues for a period of 30 days after written notice of such breach is given by Mr. Bosselmann to the Company; and
(iii)	termination by the Company at any time without cause, including notice of non-renewal of the employment agreement.

Mr. Bosselmann shall also be entitled, for a period of 24 months from the termination of his employment or a change in control, as the case may be, to the continuation of all benefits, excluding sick and vacation time, subject to any applicable employee co-payments. If his employment is terminated by the Company “for cause,” if termination of employment occurs due to his death or disability, or if employment is terminated voluntarily by Mr. Bosselmann for any reason other than as set forth in the preceding paragraph, the Company will not be obligated to make any payments to him by reason of his cessation of employment other than such amounts, if any, of his base salary that have accrued and remain unpaid and such other amounts which may then otherwise be payable to him from the Company’s benefit plans or reimbursement policies, if any.

David H. Watson. Effective October 15, 2015, the Company entered into an employment agreement with Mr. Watson as Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary. Pursuant to the employment agreement, we agreed to employ Mr. Watson for an initial term of one and one-half years, commencing on October 15, 2015 and continuing until April 30, 2017. Mr. Watson’s employment automatically renewed for one year and it will continue to renew for successive one-year terms unless the Company or Mr. Watson provides 60 days’ written notice of its or his election not to renew. The agreement provided for an annual base salary of $200,000. Effective March 1, 2021, the annual base salary for Mr. Watson was increased to $225,000.

The agreement also provides for an annual bonus payment at the sole discretion of our Board of Directors, subject to the satisfaction of reasonable performance criteria as shall be established for such year. During the term of the agreement, Mr. Watson shall be eligible to participate in any stock option, incentive and similar plans established by the Company from time to time. The Compensation Committee approved the payment of cash bonuses to Mr. Watson in March 2021, March 2020 and February 2019, relating to the fiscal years ended January 31, 2021, 2020 and 2019, in the amounts of $180,000, $180,000 and $200,000, respectively.

Subsequent to each fiscal year end, options to purchase shares of Common Stock are also typically awarded to our CFO by the Board of Directors. Accordingly, non-qualified stock options were awarded to Mr. Watson by the Board in April 2021 covering 10,000 shares of our Common Stock, with a per share exercise price of $54.60. These stock options will vest over a three-year period with one-third of the options becoming exercisable on each of the first three anniversaries of the date of the award. These options will expire on the ten-year anniversary of the award date.

Additionally, subsequent to the end of Fiscal 2021 and pursuant to a Stock Plan, as applicable, the Board of Directors awarded PRSUs and TRSUs to Mr. Watson. Mr. Watson’s PRSUs include the same vesting basis that is included in Mr. Bosselmann’s PRSU award that is discussed above. Pursuant to this arrangement and depending on the stock performances of the Company and the Peer Group of companies over the three-year period, the target number of shares of Common Stock for the award is 10,000 shares and the maximum number of shares of Common Stock that Mr. Watson may earn is 20,000 shares, before adjustment for cash dividends. The restrictions related to the TRSUs awarded to Mr. Watson and covering 10,000 shares of Common Stock will lapse over a three-year period in equal installments on the next three anniversary dates of the award date, before adjustments for cash dividends.

In the event that Mr. Watson’s employment is terminated by the Company at its convenience or by him for good reason (as defined in his agreement), then he shall be entitled to (i) continue to receive his salary for the duration of six months, and (ii) continue to participate in our benefit plans and programs (other than the Company’s 401(k) plan and any other qualified retirement plan(s)) for a period of six months or, in the case of the Company’s health plan(s), until Mr. Watson becomes eligible for health insurance from another source other than Medicare. Mr. Watson is subject to certain confidentiality provisions under his employment agreement and, during the term of his employment and for two years thereafter, he is subject to certain non-solicitation covenants as more fully described in the employment agreement.

Messrs. Charles E. Collins IV and T. Colin Trebilcock (the Co-Presidents of Gemma). On November 15, 2019, Gemma entered into identical employment agreements (each a “Co-President Agreement”), with Mr. Collins and Mr. Trebilcock who serve as Co-Presidents of Gemma. The initial terms of their employment shall continue until January 31, 2022 unless earlier terminated as provided in each Co-Presidents Agreement. The employment of the Co-Presidents will automatically renew for successive one-year periods, subject to various terms.

Gemma pays each Co-President base compensation at the annual rate of $315,000 and provides other standard employee benefits. In addition, each of the Co-Presidents is entitled to earn performance-based compensation related to the attainment of one or more performance goals for the applicable year. The criteria and formulas that shall be used in the annual determination of performance-based compensation awards are detailed in each Co-President Agreement. In summary, the four performance goals for each of the Co-Presidents relate to Gemma’s achievement of certain levels of adjusted EBITDA (as defined in each Co-President Agreement) and adjusted EBITDA as a percent of revenues, to Gemma’s meeting certain safety targets and to the annual increase in active contract backlog. Notwithstanding anything to the contrary contained in the applicable detailed provisions of each Co-President Agreement, the total amount of performance-based compensation for any fiscal year as a result of the attainment of one or more of the performance goals shall not exceed a total amount of $2,500,000. Based on calculations approved by the Compensation Committee, incentive cash compensation was awarded to each of the Co-Presidents for Fiscal 2021 in the amount of $662,000.

Additionally, subsequent to the end of Fiscal 2021 and pursuant to a Stock Plan, as applicable, the Board of Directors awarded PRSUs, RRSUs and TRSUs to the Co-Presidents of Gemma, as discussed above in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement.

The PRSUs for the Co-Presidents include the same vesting basis that is included in the PRSU awards discussed above for Mr. Bosselmann and Mr. Watson. Depending on the stock performances of the Company and the Peer Group of companies over the three-year period, the target number of shares of Common Stock for the each award is 1,000 shares and the maximum number of shares of Common Stock that each Co-President may earn is 2,000 shares, before adjustment for cash dividends. The restrictions related to the TRSUs awarded to the Co-Presidents and covering 5,000 shares of Common Stock for each executive will lapse over a three-year period in equal installments on the next three anniversary dates of the award date, before adjustments for cash dividends.

As discussed above in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement, the RRSU awarded to the each of the Co-Presidents of Gemma  represent incentives for the Co-Presidents to increase the number and amounts of renewable energy projects awarded to Gemma over the next three years. The restrictions related each RRSU award shall lapse based on Gemma’s success in increasing the amount of New Renewable Adjusted RUPO, as defined, during certain periods within the three-year period of each RRSU agreement. The maximum number of shares of Common Stock that may be issued pursuant to each RRSU is 5,000 shares.

In the event that the employment of a Co-President is terminated by Gemma at its convenience or by a Co-President for good reason, then the Co-President shall be entitled to (i) continue to receive his base compensation for twelve (12) months, (ii) a pro-rata share of any performance-based compensation determined (based on audited financial numbers) at the end of the fiscal year in which the employment termination occurs, and (iii) continue to participate in certain Gemma’s health and benefit plans and programs for the duration of twelve (12) months under certain conditions. The compensation, allowances and benefits described in the severance provisions of each Co-President Agreement shall continue to be paid or provided at the times and in the manner consistent with the standard payroll practices of Gemma for their active executive-level employees.

Code of Ethics

We have established a Code of Ethics that applies to our CEO and our CFO. The Code of Ethics embodies our commitment to the highest standards of ethical and professional conduct and imposes a higher standard of honesty and integrity than the Company’s Code of Conduct that applies to, and is acknowledged in writing by, all of our employees. The Board of Directors, or the Audit Committee, shall determine, or designate appropriate persons to determine, remedial actions to be taken in the event of a violation of the Code of Ethics and has full and discretionary authority to approve any amendment to or waiver from this Code of Ethics. Any such amendment or waiver will be promptly disclosed as required by applicable law or regulation.

Potential Payments upon Termination

The terms of the employment agreements with our Named Executive Officers provide that we pay certain severance benefits in the event that one of them is terminated by us other than for “cause” as that term is defined in each applicable agreement. Mr. Bosselmann is also entitled to receive the severance benefits described herein upon a “change-in-control” as that term is defined in his employment agreement. The following table presents amounts payable to the executives considered Named Executive Officers for Fiscal 2021 based on the assumption that the executives are terminated without cause on January 31, 2021. The section entitled “Summary of Employment Arrangements” above includes descriptions of the payments which shall be made to Mr. Bosselmann upon a change in control.

	Base		Cash Incentive		Health Care
Executive Officer	Salary		Payments		Benefits/Other		Totals

Rainer H. Bosselmann	$450,000	(1)	$200,000	(2)	$57,985	(1)	$707,985
David H. Watson	100,000	(3)	180,000	(2)	13,146	(3)	293,146
Charles E. Collins IV	315,000	(4)	662,000	(5)	34,875	(4)	1,011,875
T. Colin Trebilcock	315,000	(4)	662,000	(5)	6,490	(4)	983,490

(1)	Amounts represent the lump sum payment of an amount equal to 24 months of base salary and the continuation of benefit payments for twenty-four months, respectively.
(2)	Amounts represents the cash bonus amounts awarded for Fiscal 2021 but not paid as of January 31, 2021.
(3)	Amounts represent the continuation of salary and benefits payments for six months, respectively.
(4)	Amounts represent the continuation of salary and benefits, respectively, for twelve months.
(5)	Amounts represents the total of the non-equity incentive compensation earned and cash bonus amounts awarded for Fiscal 2021 but not paid as of January 31, 2021.

Grants of Plan-Based Awards Tables

The following tables set forth certain information with respect to plan-based awards made to the Named Executive Officers (identified in the “Summary Compensation Table” above) during Fiscal 2021.

The awards presented in the table immediately below represent non-qualified stock options granted under our 2011 Stock Plan.

		Number of Shares of		Grant Date
	Grant	Common Stock	Exercise	Fair Value of
Name	Date (1)	Underlying the Award	Price/Share	Stock Option Awards (2)

Rainer H. Bosselmann	4/16/2020	40,000	$33.81	$227,200
David H. Watson	4/16/2020	32,000	33.81	181,760
Charles E. Collins IV	4/16/2020	10,000	33.81	56,800
T. Colin Trebilcock	4/16/2020	10,000	33.81	56,800

(1)	The grant date represents the date on which the Board of Directors awarded the stock option. The options to purchase shares of our Common Stock become exercisable in equal installments on the first three anniversaries of the award date.
(2)	Each amount represents the fair value of the corresponding stock options on the date of grant as computed for financial reporting purposes reflecting the assumptions discussed in Note 12 – Stock-Based Compensation of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2021.

The PRSUs presented in the table immediately below were awarded under our 2011 Stock Plan.

		Estimated Future Payouts			Grant Date
	Grant	Under PRSUs (2)			Fair Value of
Name	Date (1)	Threshold (3)	Target (4)	Maximum (5)	PRSUs (6)

Rainer H. Bosselmann	4/16/2020	—	12,500	25,000	$373,861
David H. Watson	4/16/2020	—	10,000	20,000	299,088

(1)	The grant date represents the date on which the Board of Directors awarded the PRSUs.
(2)	These awards vest over a three-year performance measurement period based on our total shareholder return relative to those of the applicable peer group of twelve other companies.
(3)	If our stock price performance over the three-year measurement period is not among the top seven of thirteen performers, the executive does not earn any shares of our Common Stock.
(4)	The target number of shares of Common Stock is earned by the executive if our stock performance ranks sixth or seventh among the thirteen peer companies (including us).
(5)	The maximum number of shares of Common Stock, before adjustment for cash dividends, is earned by the executive if our stock performance ranks in the top four among the thirteen peer companies (including us).
(6)	Each amount represents the fair value of the corresponding restricted stock units on the date of award determined for financial reporting purposes based on the per share price of a share of our Common Stock on the award date and the target number of shares; the assignment of equal probabilities to the thirteen possible payout outcomes at the end of the three-year vesting period; and a computation of the weighted average of the possible outcome amounts.

No other stock or stock option awards were made by us to any of the Named Executive Officers during Fiscal 2021.

Stock Options Exercised and Stock Vested

During Fiscal 2021, there were no stock options exercised by any of our Named Executive Officers, nor were any shares of our Common Stock issued to Messrs. Bosselmann and Watson that might have been earned under the PRSUs awarded to them in April 2020, April 2019 and April 2018. However, in April 2021, 22,484 and 17,987 shares of Common Stock were issued to Messrs. Bosselmann and Watson, respectively, that were earned pursuant to the PRSUs awarded in April 2018. The issued shares of Common Stock included the maximum numbers of shares available for issuance, plus additional shares for each officer related to cash dividends.

Outstanding Equity Awards Table

The table immediately below sets forth certain information concerning exercisable and unexercisable options to purchase shares of Common Stock that were held by our Named Executive Officers as of January 31, 2021.

	Number of Securities Underlying
	Unexercised Stock Options		Exercise	Expiration
Name	Exercisable	Unexercisable	Price/Share	Date

Rainer H. Bosselmann	25,000	—	$16.37	3/7/2023
	50,000	—	32.68	4/16/2025
	50,000	—	33.85	4/13/2026
	50,000	—	64.25	4/6/2027
	26,666	13,334	37.60	4/13/2028
	13,333	26,667	50.30	4/12/2029
	—	40,000	33.81	4/16/2030

David H. Watson	30,000	—	$41.68	6/23/2026
	40,000	—	64.25	4/6/2027
	21,334	10,666	37.60	4/13/2028
	10,667	21,333	50.30	4/12/2029
	—	32,000	33.81	4/16/2030

Charles E. Collins IV	5,000	—	$46.35	1/11/2028
	16,666	8,334	43.10	9/12/2028
	3,333	6,667	42.31	9/10/2029
	—	10,000	33.81	4/16/2030

T. Colin Trebilcock	5,000	—	$46.35	1/11/2028
	16,666	8,334	43.10	9/12/2028
	3,333	6,667	42.31	9/10/2029
	—	10,000	33.81	4/16/2030

None of the stock options presented in the table above have been repriced or otherwise materially modified. Neither the 2011 Stock Plan nor the 2020 Stock Plan permits repricing nor do they allow the cancellation of existing options in connection with the award of a new option.

The table set forth immediately below presents certain information relating to the PRSUs held by Messrs. Bosselmann and Watson as of January 31, 2021. None of the other Named Executive Officers had been awarded PRSUs as of that date.

	Outstanding PRSUs
	Number of	Market	Market
Name	Shares (1)	Price/Share (2)	Price (3)

Rainer H. Bosselmann	20,000	$43.23	$864,600
	20,000	43.23	864,600
	25,000	43.23	1,080,750

David H. Watson	16,000	$43.23	$691,680
	16,000	43.23	691,680
	20,000	43.23	864,600

(1)	The number of shares presented in this table represent the maximum number of shares that could be earned over the corresponding three-year stock price performance measurement period before adjustment for cash dividends. The PRSUs were awarded to each Named Executive Officer on April 13, 2018, April 12, 2019 and April 16, 2020, respectively.
(2)	This price represents the closing per share price of our Common Stock on January 31, 2021 as reported by the NYSE.
(3)	Each amount represents the market value of the maximum number of shares of our Common Stock as of January 31, 2021 that could be earned under the corresponding restricted stock unit award, before adjustment for cash dividends.

Non-Qualified Deferred Compensation Plan

The nonqualified deferred compensation plan for key employees of Gemma was approved by the Board on April 6, 2017 with the objective of keeping the management team of Gemma in place for the long term. The unfunded, cash-based plan has five to seven-year vesting periods with a continuous employment requirement. Based on Gemma’s and each key employee’s performance each year, a dollar amount may be set aside each year for the key employees in the deferred compensation plan. 50% of each annually awarded amount vests on the fifth anniversary of the date of award and 25% of the awarded amount will vest on the sixth and seventh anniversary dates, respectively. Except in the events of disability or death, vesting is dependent on continuous employment with Gemma up to the applicable vesting date. Over 25 of Gemma’s key employees are participants in the plan. The balances presented below for Mr. Collins and Mr. Trebilcock relate to their participation in the plan prior to their becoming Named Executive Officers. None of our other Named Executive Officers are participants in the plan.

As presented in the table below, there were no amounts set aside or contributed for either Mr. Collins or Mr. Trebilcock related to the fiscal years ended January 31, 2021 or 2020. The balances for each officer as of January 31, 2021 include amounts set aside by Gemma in April 2017, May 2018 and April 2019.

	Executive	Registrant	Total	Withdrawals/	Balances at
Named Executive Officer	Contributions	Contributions	Compensation	Distributions	January 31, 2021 (1)

Charles E. Collins IV	$—	$—	$—	$—	$550,000
T. Colin Trebilcock	—	—	—	—	500,000

(1)	For each officer, the amounts represent the total amounts set aside for fiscal years prior to Fiscal 2020.

Pay Ratio Disclosure

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Item 402(a) of Regulation S-K promulgated by the SEC thereunder requires us to disclose the median of the total compensation of all employees, excluding the chief executive officer, and the ratio of the median of the annual total compensation of all employees to the annual total compensation of the chief executive officer.

The annual total compensation of the employee with the median amount of such compensation, among all of our employees who were employed as of December 31, 2020 (other than our CEO), was $71,323 for the period defined below. The annual total compensation for Rainer Bosselmann, our CEO, was $1,027,895 for Fiscal 2021 as presented in the “Summary Compensation Table” above. The ratio of the annual total compensation of our CEO to the annual total compensation of the employee with the median amount of such compensation was 14 to 1.

The SEC’s rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratio.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the data included in our payroll and employment records and the methodology described herein. In order to identify the employee with the median amount of annual total compensation and as our consistently applied compensation measure, we identified the actual amount of fixed cash compensation paid to each employee from January 1, 2020 through December 31, 2020. We defined fixed cash compensation as any regular payment(s) (such as base salary), overtime pay and annual fixed allowance(s) that were guaranteed to the employee irrespective of performance.

For each employee who was hired during the defined period and did not work for the entire twelve-month period (and was not designated as a temporary employee in our payroll records or was employed for 30 days or less), we estimated his/her twelve-month fixed cash compensation amount based on (i) the amount actually paid for the portion of the period that the individual was employed or (ii) the planned salary amount for each employee who was on a leave of absence. The employee population used to identify the employee with the median amount of annual total compensation was comprised of approximately 1,111 individuals.

Family Relationships

There are no family relationships among the Company’s directors, director nominees or executive officers.

Involvement in Certain Legal Proceedings

None of the Company’s directors, director nominees or executive officers have been involved in a legal proceeding, as defined in Item 401(f) of the SEC’s Regulation S-K, during the past ten years or as contemplated by Instruction 4 to Item 103 of Regulation S-K.

Certain Relationships and Related Transactions and Director Independence

Except as described below, since the beginning of Fiscal 2021, there have been no transactions or series of similar transactions to which the Company was a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and
●	any of the Company’s directors, director nominees, executive officers or holders of more than 5% of the Company’s capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Usually, the Audit Committee of the Company is responsible for the review, approval or ratification of material related party transactions, if any.

However, on November 15, 2019, Gemma entered into a Third Amended and Restated Employment Agreement with Mr. Griffin (the “Griffin Employment Agreement”) as Non-Executive Chairman of Gemma. He is also a member of our Board. This agreement was reviewed and approved by the Compensation Committee. The extended term of his employment shall continue until January 31, 2022 unless earlier terminated as provided in the Griffin Employment Agreement. The employment period will automatically renew for successive one-year periods, subject to various contractual terms. Gemma pays Mr. Griffin base compensation at the annual rate of $3,000,000 and provides other standard employee benefits. In addition, Mr. Griffin shall have the opportunity to earn cash bonus compensation; no such bonus was awarded related to Fiscal 2021.

Under the Griffin Employment Agreement, in the event that Mr. Griffin’s employment is terminated by us at our convenience or by Mr. Griffin for good reason, he will be entitled to receive severance benefits as follows: (i) Mr. Griffin will continue to receive his salary for the duration of the then-current term; (ii) a pro rata share of any performance-based compensation (calculated based upon the elapsed portion of our fiscal year in which the employment termination occurs); and (iii) continued participation in our health and benefit plans and programs for the duration of the then-current term or, in the case of our health plan(s), until he becomes eligible for health insurance from another source other than Medicare.

In the event of a change in control as defined in the Griffin Employment Agreement, the Company shall pay to Mr. Griffin, in a single lump sum payment, an amount equal to 8 times the base compensation paid to Mr. Griffin for the 30-day period ending on the date of the change in control, such payment to be made within 30 days of the change in control, and Mr. Griffin shall remain thereafter an employee of Gemma pursuant to all of the terms and conditions of the Griffin Employment Agreement. Mr. Griffin is subject to certain confidentiality provisions while employed by Gemma and, during the term of his employment and for two years thereafter, he is subject to certain non-competition and non-solicitation covenants, except upon a change in control, as more fully described in the Griffin Employment Agreement.

COMPLIANCE UNDER SECTION 16(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act and related regulations require that the Company’s directors, certain officers, and any persons holding more than 10% of our Common Stock (“Reporting Persons”) to report their initial ownership of our Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates have been established, and we are required to disclose in this Proxy Statement any failure to file by these dates during  the fiscal year ended January 31, 2021.

In making this disclosure, we have relied solely on our review of copies of Section 16(a) reports filed with the SEC and representations received by us from Reporting Persons, without any independent investigations.

We believe that each of the Reporting Persons timely filed Forms 3, 4 and 5 with the SEC during the fiscal year ended January 31, 2021, except that Mr. Griffin was late in making three filings that reported the disposition of shares of Common Stock. Each of the late filings was made within three days of the due date or less.

STOCKHOLDER NOMINATIONS AND PROPOSALS; DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL STOCKHOLDERS MEETING

Proposals for a regularly scheduled annual meeting of stockholders must be received at our principal executive offices not less than 120 calendar days before the release date of the prior year’s annual meeting proxy statement. The deadline for submissions related to our 2022 Annual Meeting is January 12, 2022. A stockholder’s submission to the Corporate Secretary must set forth, as to each matter the stockholder proposes to bring before our 2022 Annual Meeting, the information required by Rule 14a-8(e) of the Exchange Act.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Interested parties may communicate with the Board of Directors, or with any member of our Board, about their concerns, questions or other matters by sending their communications to the Board of Directors, or to any member of our Board, at the following mailing address in an envelope clearly marked “Shareholder Communication”:

Board of Directors
c/o Corporate Secretary
Argan, Inc.
One Church Street, Suite 201
Rockville, Maryland 20850

Our Corporate Secretary will forward such correspondence unopened to the chairman of the Nominating/Corporate Governance Committee or, in the case of communications sent to an individual member of our Board, to such member.

Alternatively, you may send an electronic message to the chairman of the Nominating/Corporate Governance Committee at the following e-mail address, governance@arganinc.com.

OTHER BUSINESS

We know of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is our intention to vote all shares represented by proxy as the Board of Directors may recommend.